UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EYES ON THE GO, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7379
(Primary Standard Industrial Classification Code Number)

26-2712208
(I.R.S. Employer Identification Number)

60 Broadway, PH 12
Brooklyn, NY 11211
(908) 229-4933
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Christopher Carey, President
60 Broadway, PH 12
Brooklyn, NY 11211
Phone: (908) 229-4933

Fax: (718) 599-1641

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Barry J. Miller, Esq.
38275 Remington Park
Farmington Hills, MI 48331
Phone: (248) 232-8039
Fax: (248) 928-1129

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered[2]	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Registration Fee
Common Stock, par value $0.000001 per share[1]	147,500,000	$0.0019[3]	$273,529.31	$31.76

1 Represents outstanding shares of common stock offered for resale by certain selling stockholders.
2 Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.
3 Estimated pursuant to Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the last private sales price for the common stock of the Registrant as there is currently no public market price for the Registrant’s common stock. Such price was the price per share paid by the investors in the Registrant’s private placement transaction on May 1, 2011, and was determined by the Registrant to be a bona fide estimate of the price per share of the Registrant’s common stock. The offering price has been rounded; the actual offering price was $0.0018544.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EYES ON THE GO, INC.

147,500,000 Shares of Common Stock

This Prospectus relates to the resale of up to 147,500,000 shares of the common stock, par value $0.000001 per share, of Eyes on the Go, Inc., a Delaware corporation (“Common Stock”), by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public sale price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders and we will bear all costs associated with the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”) other than any selling stockholder’s legal or accounting costs or commissions.

Our Common Stock is quoted on Pink Sheets (“Pink Sheets”) and trades under the symbol “AXCG.PK.” As described below, there have been minimal recent public quotations of the Common Stock on Pink Sheets. There has never been an active public market for our Common Stock, and the shares are being offered in anticipation of the development of a secondary trading market.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS BEGINNING ON PAGE 7 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

The date of this Prospectus is October __, 2011.

Table of Contents

Prospectus Summary	3
Where You Can Find Additional Information	6
Risk Factors	7
List of Risk Factors	7
Forward-Looking Statements	17
Use of Proceeds	18
Selling Security Holders	18
Plan of Distribution	19
Description of Securities to be Registered	21
Common Stock	21
Description of Business	23
Description of Property	29
Legal Proceedings	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	35
Directors, Executive Officers, Promoters and Control Persons	36
Executive Compensation	41
Security Ownership of Certain Beneficial Owners and Management	42
Certain Provisions of Law and Our Organizational Instruments	43
Legal Matters	46
Experts	47
Interests of Named Experts and Counsel	47
Transfer Agent	47
Financial Statements	48

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our Common Stock. If you invest in our Common Stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “Eyes on the Go,” “our,” “our Company,” “us,” or “the Company” refer to Eyes on the Go, Inc. and its subsidiary, EOTG, unless the context indicates otherwise. Except where the context otherwise requires, “EOTG” refers to our wholly owned subsidiary, Eyes Enterprises, Inc., a Delaware corporation, as it existed prior to the merger described below, under its former name, “Eyes on the Go, Inc.” and “Enterprises” refers to EOTG as it has existed from and after that merger.

Overview

We design, implement and provide services for the remote real-time monitoring of, and the control of equipment and devices located at, businesses and other facilities via computers, wireless handheld devices and television equipment using the internet, through our website, www.eyesonthego.com, or our customers’ internal communications. Users of our services can view monitored facilities from video cameras, as well as receive temperature and other data, can remotely control devices, such as thermostats, lights and locks, and can receive email based alerts of door entries and other events with video clips and of equipment failures and deviations from temperature and other parameters. Our system can also store images and data for review. We market directly with our own sales force using leads that are generated internally and by third parties and support the design and manage the implementation, customization and maintenance of our services with our back office customer support staff. We rely on third parties for the equipment necessary to render our services and for installation, monitoring and maintenance services. We market primarily to business owners and managers in the hospitality industry. We commenced operations in August 2010 and are a development-stage company and have only three customers.

The address of the Company is 60 Broadway, PH 12 Brooklyn, NY 11211; its telephone number is (888) 666-3597.

Our History

Prior to the Merger

We were incorporated in Delaware on March 5, 2008, for the purpose of acquiring Mutual Exchange International, Inc., a Florida corporation (“Mutual”).

Mutual was incorporated on July 16, 1990, in the State of Florida as All-Pro Marketing, Inc. On March 10, 1998, it changed its name to All-Pro Sports Marketing, Inc. and on June 12, 1998, it again changed its name to Mutual Exchange International, Inc.

On January 2, 2007, the Circuit Court of the Eleventh Circuit in and for Dade County, Florida, appointed a receiver over the business of Mutual (Case No. 06-25824 CA 23) and on January 2, 2007, that court issued an order approving the issuance of 100 million shares of the voting preferred stock of Mutual (the “Voting Preferred Stock”) to Mark Rentschler to compensate him for services theretofore rendered to Mutual. Shortly thereafter, he was elected as Mutual’s president, secretary and sole director.

In 2007 Mark E. Astrom became the controlling stockholder of Mutual through his indirect ownership of the Voting Preferred Stock, which a corporation of which he was the sole stockholder acquired from Mr. Rentschler. Upon the acquisition of the Voting Preferred Stock, Mr. Astrom became Mutual’s President and sole director and remained as such until Mutual was merged with and into the Company in 2008. In 2008, Mr. Astrom acquired 320 million shares of Mutual’s common stock for $36,000.

On March 13, 2008, Mutual merged with and into the Company. In connection with the merger, one share of the common stock of the Company was issued for each 10 shares of Mutual’s common stock and the Voting Preferred Stock was exchanged for 5 million shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”). Upon the consummation of this merger, Mr. Astrom became our sole director and president. He remained our president, sole director and controlling stockholder, until, contemporaneously with the merger described below, two additional directors were added to our board of directors, Mr. Astrom ceased to be our president and he reduced his holdings in the Company to 5,000 shares of Common Stock. In November 2009, the Company and Mr. Astrom entered into an employment agreement (the “Employment Agreement”), which terminated effective November 30, 2010, under which 500 million shares of Common Stock paid as compensation for his services were issued at his direction to a corporation of which he was the sole stockholder. For a description of this employment agreement and transactions involving these shares, see “Directors, Executive Officers and Control Persons – Related Parties – Employment Agreement with Mark E. Astrom” on page 37.

Effective November 4, 2009, we implemented a 1-for-20 reverse split of our common stock and on November 25, 2009, the Series C Preferred Stock was exchanged for 1 share of our Series A Preferred Stock (the “Series A Preferred Stock”), which had 75% of the voting power of the Company. This share of Series A Preferred Stock has been returned to the Company and cancelled (see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 38). For a description of the Series A Preferred Stock and Series C Preferred Stock, see “Description of Securities – Series A Preferred Stock” on page 22.

During 2009 and 2010, we took preliminary measures towards establishing a business in the areas of DNA imaging and commercial printing. The printing line of business was to be operated both independently and as a symbiotic component of the DNA imaging business. We established a business plan and took steps towards developing both lines of business, one of which was the acquisition of a plan for the development of the printing line of business from Spaceport, a California business trust (“Spaceport”), in which Mr. Astrom held a controlling interest. In November 2010, after we concluded that we would not be able to establish either line of business, we abandoned the business plan. From that time until May 1, 2011, we conducted no business and were a “shell company,” as that term is defined in Rule 405 under the Securities Act. For further information respecting transactions between Mark E. Astrom and the Company and between Spaceport and the Company, see “Directors, Executive Officers and Control Persons – Related Parties” on page 37.

Effective February 2, 2010, we implemented a 1-for-500 reverse stock split (the “Reverse Split”) of our issued and outstanding common stock (with no change to the amount of our authorized common stock or the par value). As a result of the Reverse Split, the number of our issued and outstanding shares of common stock was reduced to 1,960,210. Immediately following the Reverse Split, we issued 499 million shares of Common Stock to Mark E. Astrom, pursuant to the provisions of the Employment Agreement, which required us to protect the shares of common stock that had been issued to under that agreement from reduction by virtue of the Reverse Split. See “Directors, Executive Officers and Control Persons – Related Parties – Employment Agreement with Mark E. Astrom” on page 37.

The Merger

As of May 1, 2011, we entered into a Plan and Agreement of Merger by and among ourselves, Eyes Enterprises, Inc., a Delaware corporation and our wholly owned subsidiary, and EOTG, under which Enterprises was merged with and into EOTG, with EOTG being the surviving corporation. As incidents of this merger, we changed our corporate name to “Eyes on the Go, Inc.” and EOTG changed its corporate name to “Eyes Enterprises, Inc.” As a result of the Merger, we are no longer considered a shell company. In connection with the Merger, we issued 360,600,000 shares of Common Stock to the holders of the common stock of EOTG and Mark E. Astrom transferred 500,008,000 shares of Common Stock owned by him to said holders, ratably in accordance with their respective interests in EOTG. As a result of the Merger, Christopher Carey and Mary Weaver Carey, his wife, who are officers and directors of the Company, Blazej Kesy, who is a director of the Company and an officer of Enterprises and Christopher Carey, Jr., who is the son of Mr. Carey and Ms. Carey, became our controlling stockholders.

Also in connection with the Merger:

•

We completed a private placement with four investors (the “Private Placement”) of 92,500,000 shares of Common Stock for proceeds of $152,991 in cash and payment for services under Securities Purchase Agreements. We also entered into Registration Rights Agreements with these investors, under which we were obligated to file the registration statement under the Securities Act of which this Prospectus forms a part covering the shares issued in the Private Placement (the “Registration Statement”) and are obligated to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible.

•

We issued 55,000,000 shares of Common Stock to Fritz-MacDonald Capital, LLC (“Fritz”), and its designee. On January 23, 2010, EOTG executed and delivered an asset purchase agreement with Fritz, whereby it acquired all of the rights to the name “Eyes on the Go”; a related web site, domain and URL; all assets represented in the pilot site; and all marketing and sales materials (the “Purchased Assets”). EOTG was then contemplating the Merger and agreed with Fritz that it would obtain a covenant of the Company in the Merger Agreement to issue and deliver to Fritz and/or its designees 55 million shares of Common Stock and to agree to register these shares under the Securities Act. The Merger Agreement contained a covenant to this effect, and accordingly, after the consummation of the Merger, 50,000,000 shares of Common Stock were issued to Fritz and 5,000,000 shares of Common Stock were issue to its designee. The Company also entered into Registration Rights Agreements with Fritz and its designee, in substantially the same form as were entered into with respect to the Private Placement. In connection with the purchase, Fritz was granted a security interest in the Purchased Assets until such time as the Common Stock is so registered, after which all liens or claims on the Purchased Assets will be released.

•

Mark E. Astrom, who was then our president and sole director, entered into an Exchange Agreement with us, under which one share of our Series A Preferred Stock and $288,706 of our indebtedness to him was exchanged for a secured promissory note of the Company, dated May 1, 2011, payable to him in the principal amount of $473,933.65 and bearing interest at the rate of 0.55% per annum. The promissory note is due May 1, 2012, is subject to acceleration in the event of certain events of default and contains a covenant under which we are required to prevent Enterprises from granting liens upon its property, except for purchase money security interests. On August 15, 2011, the promissory note was amended to reduce its principal amount to $185,227.00, including the effect of a payment of $97,943. For further information, see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Agreement” on page 38.

•

On May 10, 2011, we filed with the Secretary of State of the State of Delaware (i) a Certificate of Merger Consummating the Merger and (ii) a Certificate of Amendment to our Certificate of Incorporation changing our name from “Avenue Exchange Corp.” to “Eyes on the Go, Inc.”

As a result of the Merger, our business is now that of designing, implementing and providing services for the remote real-time monitoring of, and the control of equipment and devices located at, businesses and other facilities via computers, wireless handheld devices and television equipment using the internet, through our website, www.eyesonthego.com, or internal communications and we have ceased to be a “shell company,” as that term is defined in Rule 405 under the Securities Act. For more detailed information as to our business, see “Description of Business,” which begins on page 23.

Our Common Stock is quoted on Pink Sheets under the symbol “AXCG.PK.”

The information contained in this Prospectus, together with the additional information contained in the registration statement of which this Prospectus forms a part, is intended to be “Form 10 Information,” as that term is defined in Rule 144 under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of Eyes on the Go, Inc. filed as part of that registration statement and it does not contain all information included therein, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

In addition, after the effective date of this Prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

THE OFFERING

Shares of Common Stock offered by selling stockholders:

This Prospectus relates to the sale by certain selling stockholders of up to 147,500,000 shares of our Common Stock consisting of: (i) 92,500,000 shares of Common Stock issued in the Private Placement to four investors and (ii) 55,000,000 shares of Common Stock issued to Fritz-MacDonald Capital, LLC and its designee.

Offering Price	Market price or privately negotiated prices
Common stock outstanding before the offering:	1,009,060,210 shares
Common stock to be outstanding after the offering:	1,009,060,210 shares
Use of proceeds:	We will not receive any proceeds from sales of shares of Common Stock by selling stockholders.
Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 7 and all other information set forth in this Prospectus before investing in our Common Stock.

Pink Sheets Symbol:	AXCG.PK

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the events associated with the risk factors described below actually occurs, our business, financial condition or results of operations could suffer or we could be unable to continue to operate. In that case, the trading price of our Common Stock could decline, and you could lose all or a part of your investment. You should read the section entitled “Forward Looking Statements” on page 17 for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risk Factors Related to Our Business

We have had operating losses and there can be no assurance that we can achieve or maintain profitability.

We have had operating losses since we commenced business in August 2010 and cannot assure that we will achieve profitability. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability. Our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2010, have been prepared under the assumption that we will continue as a going concern for the next 12 months. Our independent registered public accounting firm has issued a report on these financial statements that includes a paragraph referring to our stockholders’ deficiency, net losses and negative cash flows and expressing substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent, among other things, upon our ability to obtain additional equity financing or other capital and, ultimately, to generate additional revenue and become profitable. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We are evaluating the possibility of raising funds through public or private equity financings, and will continue to do so. However, if adequate funds are not available to us when needed, and we are unable to enter into a relationship that will give us access to sources of cash, we will be required to curtail our operations, which would in turn raise further doubt about our ability to continue as a going concern.

Contracts with our customers are not for any fixed period.

Our contracts with our customers have no fixed term and may be canceled at the will of our customers. If a material number of customers were to cancel their contracts (which could occur, among other things, because of changes in technology or adverse publicity about the company), the Company’s revenues and income would be materially reduced and if a large number of customers were to cancel their contracts, the Company might not be able to continue to operate.

The shares of Enterprises are pledged to secure certain indebtedness and we may be unable to repay it.

All of the outstanding shares of our wholly owned subsidiary, Enterprises, through which we provide our services to our customers and which is a party to all contracts for the services and equipment that are required for us to operate, are pledged to secure the obligations of the Company under a promissory note in the principal amount of $185,277, all of which is unpaid. For further information about this promissory note, see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Agreement” on page 38. If we are unable to pay this promissory note when it is due on May 1, 2012, or arrange for an extension of the date on which it is due, the holder of the note will be able to foreclose on these shares, with the results that they would be sold to a third party to satisfy, in whole or in part, the indebtedness payable under the promissory note and the Company would be without operations or material assets. In these events, our shareholders could lose all, or substantially all, of their investment. We do not have funds sufficient to pay this promissory note and no assurance can be given that we will be able to obtain the funds necessary to pay it when due or at all. For further information respecting this promissory note, the circumstances under which it was issued and its holder, see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 38.

Key components of our business strategy are the licensing of software and services from Xanboo and the use of the marketing services from iCare.

We rely on licensed software and services in order to sell and perform our services and in particular, those provided to us under an agreement between us and Xanboo, Inc., a subsidiary of ATT Corp., under which we license software, receive services and purchase equipment used in providing our services. We could experience a material loss of revenues if this agreement were to be terminated or if we were unable to renew it upon the expiration of its 4-year term, obtain such license and services from another provider or develop them in-house, or acquire such equipment from other sources. The services for which we charge our monthly monitoring fee depend in turn upon the software that we license, the services that we receive and the equipment that we acquire under this agreement and if any of them were not available, our business would be disrupted until we were able to obtain them. If we were to lose the software licensed and the services rendered under this agreement, our business would be adversely affected and could be destroyed if such loss continued for more than one or two days. No assurance can be given that we could timely replace or develop such software or services, or license them on acceptable terms, or that new software or services would have the same level of functionality as the software and services that we are now licensing. While the term of our agreement with Xanboo expires on October 26, 2014 (subject to successive one-year extensions), it may be terminated on 30 days’ notice in the event that we fail to purchase 100 gateways per quarter from Xanboo after the first 12 months of the term of this agreement. No assurance can be given that we will develop sufficient business to purchase gateways in the required volume. For further information about our agreement with Xanboo, see “Description of Business – Equipment” and “Description of Business – System Monitoring Contract” on pages 27 and 27, respectively.

With respect to marketing, we will rely heavily on services to be provided under an agreement between us and iCare Marketing, Inc. (“iCare”), a subsidiary of Sysco Corporation, to provide prospective purchasers of our services in the restaurant and hospitality business to our sales staff. No assurance can be given that iCare will provide the flow of prospects that, together with prospects generated internally and from other sources, are required to attain our sale goals. We are required to make a payment of $65,000 to iCare by December 22, 2011, and there is doubt about our ability to do so. If we are unable to make this payment, iCare could terminate this agreement. Also, iCare has the right to terminate this agreement on 90 days’ notice, with or without cause. If this agreement were terminated for nonpayment or any other reason, we would be adversely affected because a significant source of prospects would no longer exist and we might not be able to replace iCare with another provider of similar prospects. For further information respecting our agreement with iCare, see “Description of Business – Sales” on page 24.

The acceptance of our services in the marketplace is affected by customers’ preferences and perceived needs.

Our success depends on our ability to provide unique and compelling reasons for our prospective customers to purchase our services. There is no assurance that we will be able to do so, or that if we do so, there will be sufficient demand for our services. There is also no assurance that we will be able successfully and timely to evaluate and adapt our services to changes in customers’ requirements.

We depend on independent contractors for products and services without which we cannot operate. A discontinued, inadequate or interrupted supply of these products and services would adversely affect us.

We depend upon independent manufacturers and vendors for key products used in providing our services and upon independent contractors for installation of our systems and for monitoring services. A discontinued supply of these products, or a diminution of their quality, would adversely affect us. A loss of these services could destroy our business within a few days. See “Risk Factors – Key components of our business strategy are the licensing of software and services from Xanboo and the use of the marketing services from iCare” on page 8.

In particular, we will initially rely on iCare for almost all of our sales leads in marketing our services. No assurance can be given that iCare will produce sales leads in the volume necessary for us to enter into contracts sufficient in number to operate our business profitably. In view of the fact that we do not plan to develop our sales force until 2012, the failure of iCare to produce such leads would impair our marketing plans and could make it impossible for us to continue to operate.

Except for our agreements with Xanboo and iCare, we do not have long-term contracts with any providers of these products or services and any of these providers may unilaterally terminate its relationship with us at any time or upon short notice. While we believe that there is an adequate supply of these products and services, to the extent we were to experience a delay in replacing any of these providers, our business would be harmed.

Our dependence on foreign manufacturing and supply sources could result in disruptions to our operations in certain events and such disruptions may adversely affect us.

We obtain substantially all of the products used in providing our services directly or indirectly from manufacturers that manufacture primarily in Asia. Any of the following could disrupt our supply of these products, increase our costs, decrease our profits or impact our ability to provide services to our customers:

•	financial instability of one or more of our manufacturers or vendors;

•	political unrest, terrorism and economic instability that results in the disruption of trade in foreign countries from which products are manufactured or supplied;

•	the imposition of new regulations relating to imports, duties, taxes, and other charges on imported products;

•	occurrences of natural disasters, unusual weather conditions or epidemics;

•	changes in the United States customs procedures concerning the importation of technology products;

•	unforeseen delays in customs clearance of any goods;

•	disruptions in the global transportation network such as port strikes, world trade restrictions or armed conflicts;

•	the application of foreign intellectual property laws;

•	the ability of our manufacturers or vendors to secure sufficient credit to finance their operations, including the acquisition of raw materials; and

•	exchange rate fluctuations between the U.S. dollar and the local currencies of foreign manufacturers or vendors.

These and other factors beyond our control could interrupt our manufacturers’ production in offshore facilities, influence the ability of our manufacturers or vendors to export products cost-effectively or at all, inhibit our and our manufacturers’ or vendors’ ability to produce or provide certain materials, interrupt our supply chain or delay receipt of the products necessary to provide our services into the United States, any of which could have an adverse effect on our business, financial conditions and operations.

We may be adversely affected by the fluctuation in product prices.

The prices of the products required to provide our services may be volatile as the result of events such as market fluctuations or changes in governmental regulation. The market price of raw materials may also increase significantly in the event of shortages or high demand. Increases in these prices could ultimately result in increases in the cost of providing our services and could, in turn, adversely affect our revenue and profits.

We have limited control over our independent manufacturers and vendors and we may experience delays, product recalls or loss of revenues if their products do not meet our quality standards.

We depend on independent manufacturers timely to provide products meeting our quality standards. Their failure to do so may cause us to miss installation dates or result in diminished quality of service. Such failure may in turn result in cancellation of orders from our customers or in decreased demand for our services, either of which could have a material adverse effect on our sales, reputation, results of operations and financial condition.

We may be affected by our independent contractors’ failure to comply with laws or regulations.

Our independent contractors must comply with applicable labor and other laws, but we do not control them. Their violation of federal, state or foreign labor and other laws could result in our being subject to sanctions, including fines. To date, we have not been subject to any sanctions, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of such laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations. We could also be affected by adverse publicity respecting our suppliers resulting from their failure or perceived failure to comply with law and regulation, from their labor practices or from innumerable other causes.

Our business is impacted by general economic conditions and related uncertainties affecting markets in which we operate.

Current economic conditions, including the credit crisis affecting global financial markets and the possibility of an extended recession, globally and in the United States, could adversely impact our business. These conditions could result in reduced demand for our services, increased order cancellations and termination of service agreements by customers, increased risk of failure of our customers and a subsequent loss in revenue and increased pressure on the prices for our services.

Currency exchange rate fluctuations and other supplier-related risks could increase our expenses.

The products required to render our services are manufactured by independent domestic and foreign manufacturers, with the largest concentration in Asia. Difficulties encountered by these suppliers, such as fire, accident, natural disasters, outbreaks of contagious diseases or economic and political instability, could halt or disrupt production of these products. Also, the prices that we pay to these suppliers could increase if raw materials, labor or other costs increase. In addition, restrictive actions by foreign governments, a strengthening of foreign currencies versus the U.S. dollar or changes in import duties or import or export restrictions could increase the prices for these products. If we are unable to pass these cost increases along to our customers, profitability could be adversely affected.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, result in our failure to gain market share and, as a result, to increase our revenues and attain profitability.

The remote monitoring and control market is highly competitive. We compete with other service providers, most, if not all, of whom have greater financial resources and larger customer bases than we have and have better access to sources of capital than we do. As a result, these competitors may be able to:

•	adapt to changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily;

•	undertake greater research and development activities;

•	devote greater resources to the marketing and sale of their products; and

•	adopt more aggressive pricing strategies than ours.

For further information respecting our competitive position see “Description of Business – Competition” on page 28.

Failure to adequately protect intellectual property rights could adversely affect our business.

We license distinctive software for utilization with the products that are used in providing our services and believe that having the use of this software is an important factor in marketing and providing our services. We believe that the intellectual property that we license and our licensors’ intellectual property rights are important to our success and to improving our competitive position. If our licensors were to fail to pursue or were to be unsuccessful in pursuing claims of infringement against a third party who infringes such software or if a third party were to be successful in defending a claim of infringement by a licensor with respect to such software, we could be adversely affected. In addition, actions that we and our licensors take to protect intellectual property rights may not be adequate to prevent misuse or imitation of this software by third parties or to prevent them from seeking to block sales of our services based on claims that these services violate their intellectual proprietary rights.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business could be severely disrupted if we were to lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees, the loss of any of whom could adversely affect our ability to execute our business strategy. In particular, we rely on the expertise and experience of Christopher Carey, our Chairman and Chief Executive Officer and Acting Chief Financial Officer, Mary Weaver Carey, our Vice President of Operations, and Blazej Kesy, our Chief Technology Officer. If one or more of our senior executives were unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating their replacements, which would substantially divert management’s attention from and severely disrupt our business. We could face difficulties in retaining our present senior management and, if we were to lose any of them, in attracting and retaining their replacements because we are not presently in a position to pay competitive compensation and our future is uncertain. Moreover, if any of our senior executives were to join a competitor or form a competing company, we could lose customers, suppliers, know-how, and key employees. We do not have employment contracts or noncompetition agreements with any of our officers or employees.

None of our officers is devoting his full time to our business.

None of our officers is devoting his full time to our business and have other employment. For further information as to the amount of time that each officer is presently devoting to the Company, see “Related Party Transactions—Agreement with Carey Advisors” on page 37. While the Company expects that as the business of the Company develops, these persons will devote increasing amounts of time to the Company, none of them is obligated to do so and no assurance can be given that any of them will ever devote his full time to the Company. Failure of these persons to devote sufficient amounts of time to the Company’s business would materially adversely affect the implementation of the Company’s business plan and could result in the Company’s inability to continue as a going concern.

In order to grow, we will need additional financing. If we cannot meet our future capital requirements, our business will suffer or we will be unable to continue to operate. Our stockholders may be adversely affected by the terms of such financing.

Since we commenced business, our primary methods to obtain the cash necessary for our operating needs were investments made by our Chief Executive Officer and Founder and a group of initial investors and through a private placement. We need to raise additional funds in the future through public or private debt or equity financings in order to continue operations and in particular to fund operating losses; increase our sales and marketing capacities; take advantage of opportunities for internal expansion or acquisitions; hire, train and retain employees; develop new services and the products necessary to provide them; and respond to economic and competitive pressures. While we have undertaken measures to increase sales and cash flow, control product and installation costs and operate efficiently, we will not be able to grow and become profitable without additional outside capital. The Company believes that it will require capital in the form of equity or borrowed money of approximately $835,000 during the next 12 months. The Company’s current liquidity presents a material risk to investors because the Company does not currently have sufficient funds to pay certain of its outstanding obligations. See “Liquidity and Capital Resources” on page 32. Although the Company is seeking additional capital, it has received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, our stock price may decline and we may not be able to continue as a going business. We can give no assurance that we will be able to obtain such capital in sufficient amounts or on acceptable terms.

If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and may be diluted.

We could be sued for improper disclosure or misuse of images and data from monitoring.

In the event that images or data from our monitoring services were improperly disclosed or misused, the subjects thereof could sue us and, if their lawsuits were successful, the amounts thereof could have a material adverse effect on our financial condition. The Company will take measures to reduce the likelihood of such lawsuits by installing monitoring equipment only in public areas of a customers’ facilities, leaving private areas, such as bathrooms and dressing rooms, unmonitored, and by retaining images and data on its system only for the short periods required to transmit them to customers, after which they will be deleted from the Company’s system. Nevertheless, no assurance can be given that such lawsuits will not be brought and, if so, that the Company will be able successfully to defend them.

Risk Factors Related to Ownership of Our Common Stock

Christopher Carey and Mary Weaver Carey, his wife, who are officers of the Company, Blazej Kesy, who is a director of the Company and an officer of Enterprises and Christopher Carey, Jr., who is the son of Mr. Carey and Ms. Carey, collectively have voting control over all matters submitted to a vote of the stockholders, and they may take actions that conflict with the interests of our other stockholders.

These persons beneficially own shares of our outstanding Common Stock representing substantially more than 50% of the votes eligible to be cast by stockholders in the election of directors and on other matters. Accordingly, they have power to control all matters requiring the approval of our stockholders, including the election of directors and the approval of mergers and other significant corporate transactions. Their interests could conflict with the interests of our other stockholders.

Our Common Stock is quoted on Pink Sheets, which may limit its liquidity and price more than if it were quoted or listed on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board.

Our Common Stock is currently quoted on Pink Sheets, an inter-dealer automated quotation system for equity securities which provides a significantly more limited market and may limit the liquidity and price of our Common Stock more greatly than would be the case if it were listed or quoted on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board. Some investors may perceive our Common Stock to be less attractive because it is quoted on Pink Sheets. In addition, as a company quoted on Pink Sheets, we may not attract the extensive analyst coverage that is received by companies listed or quoted elsewhere. Further, institutional and other investors may have investment guidelines that restrict or prohibit their investing in securities quoted on the Pink Sheets. These factors may have an adverse impact on the trading and price of our Common Stock and a long-term adverse impact on our ability to raise capital.

Because we became a company whose shares are publicly traded by means of a “reverse merger,” we may not attract the attention of major brokerage firms.

We became a company whose shares are publicly traded through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. There is no assurance that brokerage firms will be interested in conducting secondary offerings on behalf of our Company or in privately placing our securities with their customers.

Sales of our Common Stock in the public market could lower its price and impair our ability to raise funds in securities offerings.

If our stockholders sell substantial amounts of their Common Stock in the public markets, or if it is perceived that such sales may occur, the price of our Common Stock could fall and make it more difficult for us to sell equity, or equity-related securities at a price that we deem appropriate.

The trading price of our Common Stock may decrease due to factors beyond our control.

The securities markets, and in particular the market for securities quoted on Pink Sheets, have from time to time experienced extreme price and volume fluctuations which have often been unrelated to the financial performance of the companies listed or quoted thereon. These fluctuations may adversely affect the market price of our Common Stock and make it more difficult for us to sell equity, or equity-related securities at a price that we deem appropriate.

The market price of our Common Stock may also fluctuate significantly in response to the following factors, many of which are unpredictable or beyond our control, regardless of our actual performance: variations in our quarterly operating results; changes in general economic conditions; changes in market valuations of similar companies; announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments; loss of a major supplier, customer, partner or joint venture participant post-merger; and the addition or loss of key management personnel. As a result, our stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, a limited operating history, a lack of profits and an uncertain future. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock may be subject to significant price volatility for the indefinite future for a number of reasons. As a consequence of the thin and sporadic trading in our Common Stock, the trading of relatively small quantities of shares by our stockholders may disproportionately affect their price. Also, the price for our Common Stock could decline precipitously in the event that a large number of shares were sold without commensurate demand. In addition, we are a speculative or “risky” investment due to our limited operating history, our lack of profits and our uncertain future. As a consequence, investors may be inclined to sell their shares more quickly and at lower prices than would be the case with the stock of a less risky issuer. We can make no predictions as to the future prices for shares of our Common Stock.

No Dividends. We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our Common Stock for returns on your investment. If you are seeking cash dividends, you should not purchase our Common Stock.

For the foreseeable future, we intend to retain our earnings, if any, to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, but no assurance can be given that the price of our Common Stock will appreciate or, if it does, that it will remain at or above the level to which it has appreciated. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, capital needs, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our Common Stock is or becomes a “penny stock”, we may be subject to Rule 15g-9 under the Exchange Act, or the so-called “Penny Stock Rule,” which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions subject to Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers, and in turn the ability of our stockholders, to sell our Common Stock.

For any transaction involving a penny stock, unless exempt, a disclosure schedule prepared by the SEC relating to the penny stock market must be delivered prior to any transaction. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information as to the limited market for penny stock.

There can be no assurance that shares of our Common Stock would qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were to be exempt from the Penny Stock Rule, Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest, would be applicable.

Since we will be an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements will not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, since the Company will be an issuer of penny stock, it will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

Our Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for our Common Stock would be 1 year if our Common Stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or

(iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Reverse Merger, we were a shell company.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company,

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

•

The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•

At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

As a result, although the registration statement of which this Prospectus forms a part is intended to provide “Form 10 Information,” stockholders who receive our restricted securities will not be able to sell them pursuant to Rule 144 without registration until we have met the other requirements of this exception and then for only as long as we continue to meet those requirements and are not a shell company. No assurance can be given that we will meet these requirements or that, if we have met them, we will continue to do so, or that we will not again be a shell company.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

As a result of registering our Common Stock on the registration statement of which this Prospectus forms a part, we will become obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some of our activities more time-consuming and costly. We expect to spend at least $150,000, and perhaps substantially more, in legal and accounting expenses annually to comply with our reporting obligations and Sarbanes-Oxley. These costs could affect our profitability and our results of operations.

Because our Common Stock is not registered under the Exchange Act, we will not be subject to the federal proxy rules and our directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 stockholders of record on the first day of a fiscal year.

Our Common Stock is not registered under the Exchange Act and we do not intend to register our Common Stock thereunder for the foreseeable future. However, we will register our Common Stock thereunder if we have, after the last day of our fiscal year, more than 500 stockholders of record and total assets of more than $1,000,000, in accordance with Section 12(g) of the

Exchange Act. As of the date of this Prospectus, we have approximately 65 stockholders of record. Upon the effectiveness of the registration statement of which this Prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our Common Stock is not registered under the Exchange Act. However, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from stockholders without filing with the SEC and furnishing to them a proxy or information statement, and in the case of a proxy solicitation a form of proxy, complying with the SEC’s rules. In addition, as long as our Common Stock is not registered under Section 12 of the Exchange Act, our directors, executive officers and beneficial holders of 10% or more of our outstanding Common Stock and other equity securities will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires these persons to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports providing information concerning their ownership of Common Stock and other equity securities. Such information will be available only through this (and any subsequent) registration statement, and periodic reports we file thereafter. Furthermore, as long as our Common Stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has become effective), we have fewer than 300 stockholders of record. This suspension is automatic and does not require any filing with the SEC. In this event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

If we are unable to favorably assess the effectiveness of our internal control over financial reporting, our stock price could be adversely affected.

Following the effectiveness of the registration statement of which this Prospectus forms a part, Section 404 of Sarbanes-Oxley will require that our management report on the effectiveness of our internal control over financial reporting in each of our annual reports, commencing with our first annual report after we have been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which we anticipate will be our annual report for the year ended December 31, 2012. If we were unable favorably to assess the effectiveness of our internal controls over financial reporting as of December 31, 2012 or beyond, investor confidence and our stock price could be adversely affected.

Risk factor relating to this offering

The Company will not receive any of the proceeds of this offering.

This offering is being made by certain stockholders of the Company for their own account and the Company will not receive any of the proceeds thereof. Accordingly, these proceeds will not be used to meet any of the Company’s needs for capital described in “Liquidity and Capital Resources” on page 32 and elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

Statements in this Prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors, including those described under “Risk Factors” on page 7 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 30 and elsewhere in this Prospectus and in other documents which we will file with the SEC.

In addition, the outcome of our forward-looking statements could be affected by risks and uncertainties related to our ability to raise the capital that we require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate them with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date of this Prospectus and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by them under this Prospectus. We will not receive any of these proceeds.

SELLING STOCKHOLDERS

The selling stockholders may sell up to 147,500,000 shares of Common Stock from time to time in one or more offerings under this Prospectus. None of the selling stockholders is a broker-dealer.

None of the selling stockholders has held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

The following table details the name of each selling stockholder, the number of shares of Common Stock owned by each selling stockholder before this offering, the number of shares that may be offered by each of them for resale under this Prospectus and the number of shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. However, because each selling stockholder may offer all, some or none of the shares that he or it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by any selling stockholder after the offering can be provided.

Name of selling stockholder	Amount of securities of the class owned by the selling stockholder before the offering	Amount to be offered for the stockholder’s account	Amount and (if one percent or more) percentage of the class to be owned by the security holder after the offering is complete
Aptek Communications Products, Inc. [1]	25,000,000	25,000,000	0
Magnolia Equity Inc. [2]	50,400,000	50,400,000	0
Fidelis Deposit Corporation[3]	10,000,000	10,000,000	0
Ryanne Consulting Services Inc. [4]	7,100,000	7,100,000	0
Fritz-MacDonald Capital, LLC[5]	50,000,000	50,000,000	0
Richard Dorfman	5,000,000	5,000,000	0
TOTAL	147,500,000	147,500,000	0

1     The natural person with voting and dispositive power for Aptek Communications Products, Inc. is Gerard Haryman.
2      The natural person with voting and dispositive power for Magnolia Equity Inc. is Rebecca Guthrie.
3      The natural person with voting and dispositive power for Fidelis Deposit Corporation is Barry J. Miller.
4      The natural person with voting and dispositive power for Ryanne Consulting Services Inc. is Mitchell Tannenbaum.
5      The natural person with voting and dispositive power for Fritz-MacDonald Capital LLC is Steven Sepaniak.

PLAN OF DISTRIBUTION

This Prospectus relates to 147,500,000 shares of Common Stock offered by the selling stockholders.

Our Common Stock is quoted on Pink Sheets under the symbol AXCG.PK.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	on any national securities exchange, or other market on which our Common Stock may be listed at the time of sale;

•	in the over-the-counter market;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions; or

•	in transactions to cover short sales.

In addition, the selling stockholders may sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms thereof rather than pursuant to this Prospectus if that rule becomes available for the sale of their shares.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in a supplement to this Prospectus. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions the Common Stock, to the extent permitted by applicable law and regulations, and may sell and deliver shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, the selling stockholders may pledge their shares under the margin provisions of their customer agreements with their respective broker-dealers. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

We intend to induce a market maker to file an application with FINRA so that the shares of our Common Stock may be quoted on the Over-the-Counter Bulletin Board maintained by FINRA. There are no assurances that we will be able to locate such a market maker or that the application, if filed, will be accepted by FINRA, and we cannot estimate the time that the application process will require. We are not permitted to file such application on our own behalf. If an application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance as to the price at which our Common Stock will trade as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, we would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We have agreed to use our best efforts to keep this Prospectus effective until the earlier of (i) the date when all securities covered by the registration statement of which this prospectus is a part have been sold or (ii) the date on which these securities may be sold without restriction pursuant to Rule 144.

We have agreed to indemnify each selling stockholder and certain persons related or connected to each selling stockholder against certain liabilities, including liabilities under the Securities Act or, in the event that such indemnification is unavailable because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), to contribute to the payments that the selling stockholder or such persons may be required to make in respect of such liabilities.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, other than brokerage commissions or underwriter discounts.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 2,000,000,000 shares of Common Stock, $0.000001 par value per share, and 50,000,001 shares of preferred stock. As of September 30, 2011, there were 1,009,060,210 outstanding shares of Common Stock and 303,849 shares of Series B Preferred Stock outstanding. For information respecting certain transactions that have affected the number of shares of Common Stock outstanding, see “Prospectus Summary – Our History” on page 3.

The following table reflects the number of shares of Common Stock outstanding as a result of the Merger, the Private Placement and the issuance of shares to Fritz and Mr. Dorfman, as well as the number of shares of Common Stock that would be available for issuance after each of the above actions.

Shares of Common Prior to Merger	Shares of Common Stock issued in Merger	Shares of Common Stock issued in Private Placement	Shares of Common Stock issued to Fritz and Designee	Total Shares of Common Stock Outstanding	Shares of Common Stock Available for Issuance	Authorized Shares of Common Stock
500,960,210	360,600,000	92,500,000	55,000,000	1,009,060,210	990,934,790	2,000,000,000

Common Stock

Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future. See “Risk Factors – Risks Related to Ownership of Common Stock – No Dividends” on page 14.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time.

Preferred Stock

Our Board of Directors has authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be superior to the rights of our Common Stock. It is not possible to state the actual effect of the issuance of a future series of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights, preferences and privileges of that series. However, these effects might have the effect of: (a) restricting dividends paid to the holders of shares of Common Stock; (b) diluting the voting power of the holders of shares of Common Stock; (c) impairing the liquidation rights of holders of shares of Common Stock and (d) delaying or preventing a change in control of the Company.

Series A Preferred Stock

The Board of Directors has designated a series of 5,000,000 shares of preferred stock denominated Series A Preferred Stock, $0.000001 par value per share. No shares of Series A Preferred Stock are issued or outstanding. When issued, all shares of that series collectively possess 75% of the voting power of the Company. As long as any shares of the Series A Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of 75% or more of the then outstanding shares thereof (a) alter or change adversely the powers, preferences or rights given thereto or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined) senior to or otherwise pari passu therewith, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders thereof, (d) increase the number of authorized shares thereof or (e) enter into any agreement with respect to any of the foregoing. If issued, the Series A Preferred Stock will rank senior to all other classes of our capital stock outstanding.

No provision has been made for dividends on the Series A Preferred Stock.

Upon any Liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of shares of Series A Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the amount paid therefor, before any distribution or payment shall be made to the holders of Common Stock or any other junior securities.

Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from after its issuance at the option of the Holder thereof, into 150 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

Shares of Series A Preferred Stock are not redeemable.

Series B Preferred Stock

The Board of Directors has designated a series of 5,000,000 shares of preferred stock denominated Series B Preferred Stock, $0.000001 par value per share. There are 303,849 shares of Series B Preferred Stock issued and outstanding, each of which has one vote on each matter presented to the stockholders of the Company. The holders of the Series B Preferred Stock are entitled to dividends when and as declared by the Board of Directors.

Upon any liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to the holders of Common Stock or any other stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled to be paid out of the assets of the Company of an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000,

$0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them.

Each share of Series B Preferred Stock is convertible, at any time and from time to time from and after the its issue date at the option of the holder thereof, into 1 share of Common Stock, subject to adjustment for any stock split, stock dividend, consolidation or any similar event.

Series C Preferred Stock

Our certificate of incorporation established a series of 5,000,000 shares of preferred stock denominated Series C Preferred Stock, $0.000001 par value per share (the “Series C Preferred Stock”). There are no shares of Series C Preferred Stock issued and outstanding. The Series C Preferred Stock, if issued, has 100 votes per share on any matter submitted to a meeting of stockholders, provided that it shall always have the right to cast 51% of the vote as any such meeting.

No provision has been made in respect of dividends on the Series C Preferred Stock or the amounts payable to its holders in the event of liquidation.

Anti-Takeover Effects of Preferred Stock

For a discussion of the potential anti-takeover effects of our preferred stock, see “Certain Provisions of Law and Our Organizational Instruments – Preferred Stock” on page 43.

Warrants and Options

The Company has no warrants or options outstanding.

DESCRIPTION OF BUSINESS

Introduction

We are the parent of Enterprises and conduct no business. We have no material assets other than all of the outstanding shares of Enterprises. We have no plans to conduct any business activities other than obtaining or guaranteeing financing for the business conducted by Enterprises or assisting Enterprises in obtaining such financing.

Through Enterprises, we design, implement and provide services for the remote real-time monitoring of, and the control of equipment and devices located at, businesses and other facilities via computers, wireless handheld devices and television equipment using the internet, through our website, www.eyesonthego.com, or internal communications. Users of our services can view monitored facilities through video cameras, as well as receive temperature and other data, can remotely control devices, such as thermostats, lights and locks, and can receive email based alerts of door entries and other events with video clips or still images and of equipment failures and deviations from temperature and other parameters. Our system can also store images and data for review. We plan to market directly with our own sales force, using leads that are generated internally and by third parties and support the design and to manage the implementation, customization and maintenance of our services with our back office customer support staff. We will rely on third parties for the equipment necessary to render our services and for installation, monitoring and maintenance services. We commenced operations in August 2010 as a development-stage company; as of the first quarter of 2011, we no longer meet the criteria for a development stage company. We have 3 installed sites and are increasing our sales efforts.

We intend to market primarily to business owners and managers in the hospitality industry, which comprises restaurants, bars, nightclubs, coffee shops, sandwich shops and delicatessens. Our service is adaptable to other businesses and residences and, at some time in the future, we may seek to promote our services in these areas. Our typical service is providing remote monitoring of a facility using a system consisting of one or more video cameras, temperature and other sensors, door contacts, and heating, ventilation and air conditioning (“HVAC”) controllers. Our service is customizable and may include email alerts with attached images or video clips which may be sent at predetermined times or intervals or may be triggered by sensors as the result of a change in temperature or another parameter, an entry into a facility or another event. Customers may also remotely monitor and control devices, such as refrigerators, thermostats, HVAC equipment and entryways. Our system can store images from multiple video cameras for review.

The Company believes that the video surveillance and remote monitoring industry is experiencing growth as the result of the availability of sophisticated and relatively inexpensive hardware (mostly manufactured in Asia) with the ability to transmit images and other data over the internet and to control devices with commands delivered over the internet. Other factors enhancing such growth are the development of software applications that enable monitoring and remote control of devices from smartphones and other handheld wireless devices; the discounting of insurance premiums for facilities in which monitoring systems have been installed; and the ability to use recorded images in resisting false or overstated claims and for other purposes.

Our sources of revenue will be the installation fee that covers the design, installation of equipment, and initial customization; markups on installed equipment; and the recurring monthly charge for monitoring, remote access, video storage, systems maintenance and ongoing support. Installation fees are variable, depending primarily on the nature and area of the site being monitored and the amount and type of systems equipment required. The basic monthly fee is $40.00, subject to increase for certain features, such as the use of on-line storage of images.

For information respecting our corporate history, see “Prospectus Summary – Our History” on page 3.

During the next 6 months, the Company intends to add locations through direct marketing to bars, restaurants, nightclubs, coffee shops and other prospects while it initiates and implements its relationship with Sysco through the iCare marketing program and to add functionality for enhanced operations to its web site. During this period, the Company plans to commence the implementation of its sales plan. See “Marketing and Sales – Sales Plan,” below.

Marketing and Sales

Sales Plan

Our principal market is the hospitality industry. Our services are positioned to provide benefits to owners and managers of facilities in this industry, including:

•	monitoring of employees and containing labor costs.

•	improving customer service.

•	confirming opening and closing times.

•	avoiding spoilage and loss of product through alerts if freezer or refrigerator temperatures rise or if equipment fails.

•	uncovering thefts or defending against wrongful or overstated claims by referencing stored images.

•	reducing heating and air conditioning costs through timed setbacks on HVAC equipment and remote verification of HVAC settings.

We presently have three customers. We plan to concentrate our initial marketing efforts on the following potential customers within the hospitality industry:

•	186,000 full service restaurants

•	148,000 limited service restaurants

•	3,200 cafeterias

•	42,000 drinking establishments

•	489,000 accommodation and food service facilities

Initially, our sales and marketing efforts will be conducted by a team of in-house employees, using leads provided by iCare to introduce our services and generate sales leads to potential customers. The Company expects to receive leads from iCare directly as a result of iCare’s services rendered under an agreement between the Company and iCare and indirectly as a result of contacts that the Company makes at trade shows that the Company is entitled to attend under the terms of this agreement. See “iCare Agreement,” on page 26. As the revenues of the Company permit, it intends to use its internal resources to supplement the leads provided by iCare. The Company has not yet identified potential clients other than those that will be provided by iCare. , However, the Company believes that, for the foreseeable future, the potential clients identified pursuant to the agreement with iCare will be sufficient for the level of marketing that the Company will be able to conduct in light of its present and future staffing. Using the leads that are generated by iCare or internally, our sales personnel will make initial contact with, and make an initial presentation to, a prospect and if the prospect is interested in our services, perform a site survey and consultation to determine the configuration of components that best meets the prospect’s requirements. For example, we would determine where cameras should be situated and what entry and temperature sensors are needed. These personnel will then confer with our engineers and develop a proposed agreement covering the equipment to be installed, the installation fee, the customized features to be provided and the monthly monitoring fee and present it to the prospect. There is no minimum contract period. Upon the signing of the agreement, the sales person will take an impression of a credit card in order to charge the initial and monthly fees.

The Company plans to maintain back office customer support representatives (CSR’s) who will coordinate with our sales personnel and the customers to confirm the equipment to be installed and the specific customization of the monitoring software meet the customer’s requirements. The CSR will coordinate ordering and delivery of all equipment, and will schedule the onsite installation through a third-party contractor, who will receive a portion of our installation fee. Once equipment is installed, the customer will be trained by the CSR and if needed, by the sales person. After training is completed and the system is fully tested and operating, the customer will be charged for the installation fee and the first monthly fee.

We intend to minimize the use of outside sales representatives and, consequently, we expect to pay limited commissions to third parties. Sales efforts will be organized by geography, with the Company focusing on a rollout of sales personnel across all major market areas in the United States over a 24- to 36-month period, commencing in November 2011. During this period, depending on our financial resources, we are planning to expand our sales and marketing staff from two persons to more than 100 persons in order to penetrate into 100 key markets throughout the United States; once we have attained this level, we will to add sales and marketing staff as required. . No assurance can be given that the Company will be able to meet this goal, because the Company will require substantial capital in order to develop its business. See “Liquidity and Capital Resources on page 32.

The sales team for each key market will be supported by a CSR located at our headquarters in New York City. The sales team will be headed nationally by a Vice President of Sales, with regional sales managers being added as sales staff is hired and markets are developed. The

Vice President of Sales and the regional managers will also be responsible for identifying and making sales presentations to corporate accounts with multiple locations.

iCare Agreement

On April 1, 2011, we entered into an agreement with iCare Marketing, Inc. (“iCare”), a wholly owned subsidiary of Sysco Corporation (“Sysco”). Sysco sells, markets and distributes food products to restaurants, healthcare and educational facilities, lodging establishments and others. Of Sysco’s 400,000 customers, approximately 250,000 are in our target market. According to Sysco, iCare provides non-competitive services and products to Sysco’s customers as a way for Sysco to differentiate itself with its customers and provide additional value in their relationships. iCare markets, among others, products and services designed to help its customers increase sales, hire and retain employees and streamline and protect business operations.

iCare will make our services available to Sysco’s customers through approximately 8,500 Sysco sales personnel located in 100 operating areas, by using its good faith efforts to communicate the benefits of these services to these customers. These efforts may include personal communications, coverage in Sysco’s publications, inclusion on Sysco’s home webpage or elsewhere on its website and inclusion in iCare’s program brochure. We will also have access to meetings and conferences held by iCare or Sysco and to Sysco’s trade show events. The Company expects to make a presentation promoting its services at one of these events for the first time in the New York metropolitan area in the first quarter of 2012 and then make additional presentations at other Sysco events as it deems appropriate. Under the agreement, we are obligated to provide our services to customers produced by iCare at a prices 20% lower than the prices charged to customers who purchase our services directly from us, to make financing available to customers produced by iCare who elect to enter into two- or three-year contracts with us and to accept credit cards or “normal credit terms of net 15 days” on billing. We believe that these contracts will initially be the source of substantially all of our revenue, and that revenue per contract will increase as and if we are able to conduct our own marketing operations and enter into contracts at higher prices.

Under the agreement, we may use certain of Sysco’s service marks and trademarks, as determined by iCare, during the term of the agreement, in promoting our services to Sysco’s customers and iCare may use our trademarks, logos and other branding elements in offering and promoting our services to these customers.

Under this agreement, we may not offer or promote any of our services through a direct competitor of Sysco and iCare will not offer or promote any of services offered by certain of our competitors if those services are the subject of this agreement.

We are obligated to make the following payments to iCare under this agreement: 5% of the gross revenues received from any Sysco customer; an integration fee of $100,000, of which $35,000 has been paid and of which the remainder is due December 22, 2011; $250 per trade show event that we attend; and an amount to be determined for additional promotions and marketing programs. The Company is uncertain as to whether it will be able to pay this balance timely.

This agreement has an initial 4-year term and will be extended for successive 1-year terms unless a party gives notice of termination 90 days prior to the end of the initial term or an extension.

We believe that the services provided to us by iCare may enable us to expand more quickly than we could using our internal resources alone, but we are not yet certain whether the Sysco sales organization will perceive the value of our services, the extent to which it will market our services and whether it will be able to produce leads in an amount sufficient to enable us to meet our sales goals. Especially at the beginning of the 24- to 36-month period during which we will be adding sales staff, we will be dependent upon the Sysco sales force and iCare to produce prospective customers.

Equipment

Most of the equipment used in providing our services, which comprise video cameras and recorders, temperature and other sensors, door contacts, HVAC controllers, will be provided by Xanboo, Inc. (“Xanboo”), a company that was acquired by ATT Inc. in December 2010, will deliver most of systems components, under an agreement that we entered into with it on October 20, 2010 (the “Xanboo Agreement”). For further information respecting the Xanboo Agreement and certain services that Xanboo provides under it, see “Monitoring, Remote Control and Image Storage – Xanboo Agreement,” below. Some components and ancillary equipment and materials may also be purchased in the open market when we can do so at lower cost or when we need to meet a customer requirement that cannot be met with equipment furnished by Xanboo. We believe that Xanboo will be able to fulfill our orders for system components timely and that, in the event that it fails to do so, similar products are available from other sources at comparable prices.

Ongoing Services to Customers

After installation of equipment is complete, we will provide our customers with monitoring, remote control, image storage and maintenance during the term of the customer’s agreement with us. These services will be coordinated by or through the Company, but will be performed to a great extent by third parties. In particular, although we will maintain our website, through which our customers can monitor their facilities and control devices at their facilities, and provide post-installation customization services, (i) the software used on our website and the proprietary services necessary for images and other data to be transmitted from a customer’s facility to the customer and for instructions for the control of devices to be transmitted from the customer to his facility will be provided by Xanboo and (ii) maintenance of the equipment at customer facilities will be performed by independent contractors located throughout the United States.

Monitoring, Remote Control and Image Storage – Xanboo Agreement

Under the Xanboo Agreement, we will rely upon Xanboo to provide, through our website, www.eyesonthego.com, the remote monitoring, image storage (from 50 to 250 gigabytes) and remote control components of our service to the customers that we are targeting in the hospitality industry. According to Xanboo, it “provides an end-to-end technology platform that enables access and control of devices locally via a TV or PC, and remotely over the Internet via a mobile phone or PC. Using Xanboo patented technology to connect from remote locations to a gateway in the home, users control and monitor devices from anywhere in the world via a standard web interface.” Xanboo operates through independent resellers, most of whom are focused on the security and alarm business and none of whom have are have expanded regionally or nationally.

The Xanboo Agreement has an initial 4-year term and will be extended for successive 1-year terms unless a party gives notice of termination 90 days prior to the end of the initial term or an extension. Under this agreement, we will pay a per customer monthly charge that will range from $2.50 to $6.75, depending on the services and the amount of video image storage that the customer selects.

We believe that the software that Xanboo has developed is well suited to enable our customers to monitor their facilities and control devices.

Maintenance

Our monthly fee includes reprograming software and systems maintenance, which independent contractors will perform. While some reprograming can be performed by our customers themselves, we will perform these services through our CSRs upon request. We will also provide systems maintenance through the third-party contractor that performs the initial installation. Maintenance fees will cover the replacement of any failed component, except when the failure is externally caused.

Competition

The Company has a number of competitors that offer an integration of remote video viewing and control, together with email notifications. The most significant of these include Control4 Corporation (“Control4”), SVAT Electronics, 4home, Inc. (owned by Motorola, Inc.), iControl Networks, Inc., Mi Casa Verde, Inc., and ADT Security Services, Inc. (“ADT,” which markets its competitive products under the name ADT Pulse®). Some of these competitors offer proprietary hardware and/or software.

To date, with the exception of Control4 and ADT, these competitors have focused their marketing and product development efforts on home automation (whereby devices can be programed and/or remotely controlled) and/or home monitoring and security. Only Control4 and ADT have both identified small businesses as targets for their products and only Control4 has the hospitality industry as its primary focus.

Except for ADT and iControl, our competitors rely on highly decentralized, locally based, licensed dealers to generate sales and perform installations. Many dealers sell directly to the end “do it yourself” users with no installation or customer service support. ADT, on the other hand, is promoting ADT Pulse® as a part of its home and small business security offering, for which it has a nationwide sales, marketing and installation network, while iControl has established a relationship with ADT and GE Security, which is owned by United Technologies Corporation, to provide sales, marketing, installation and customer service in a similar manner.

We are attempting to establish our service as the value leader in our market. Based upon trials at our pilot locations, we believe that we will be able to provide more features and more versatile components than our competitors at competitive prices. We also believe that the convenience of our design, implementation, monitoring, customization and maintenance services will distinguishes us from our competition.

The Company believes that its marketing approach of providing full system design and implementation, one-on-one meetings with clients, marketing directly to potential customers and superior support services will distinguish the Company from its competitors.

We believe that Xanboo’s services are important to our competitive position because they offer or enable us to provide competitive pricing, good value, full systems design and implementation and ongoing maintenance to businesses whose owners or managers may not have the technical expertise or desire to handle the details of implementation or maintenance.

On the other hand, to the extent that we have competitive advantages, they may be offset or completely negated because most of our competitors are better and longer established and better known than we are, may have better access to capital than we do and may be better positioned than we are to benefit from and implement technological changes, which can be sudden and unexpected in our industry and may result in the obsolescence of the products used in providing our services and the manner in which these services are provided. Two of our competitors, ADT Pulse® and 4home, Inc., are owned by companies that have national presence, have experienced management and have access to substantial amount of capital. In addition, we may encounter new competition because the obstacles to entry into our industry are not high.

Research and Development

The Company is unable to provide material resources for research and development at this time, but intends to do so in the future as its revenues permit. The Company’s efforts in this area will focus on increasing the functionality and features of its services, improving its software and the equipment that is furnished to its customers and developing additional uses for video images.

Employees

As of September 30, 2011, we had 6 employees, including our executive officers.

Description of Property

The Company is currently sharing space with Carey Advisors, and all space costs are included in the monthly fee paid to Chris Carey Advisors, LLC (“Carey Advisors”). See ““Directors, Executive Officers and Control Persons – Related Parties – Agreement with Carey Advisers” on page 37.” The Company expects that it will acquire its own office space as its business grows.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The financial data for fiscal 2010 discussed below are derived from the audited financial statements of the Company as of December 31, 2010, which were prepared and presented in accordance with generally accepted United States accounting principles. The unaudited consolidated financial statements for the six months ending June 30, 2011, were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s audited consolidated financial statements and notes as of December 31, 2010. We do not believe that the results set forth in these financial statements are necessarily indicative of our future performance.

Overview

In fiscal 2010, which started with the incorporation of EOTG on August 26, 2010, and ended on December 31, 2010, we installed our first pilot location but did not generate any revenue. Costs of $104,183 were primarily incurred for operating expenses, including general and administrative expenses, a large portion of which were design and market development costs. As of December 31, 2010, we had cash and cash equivalents of $365. We also had total current assets of $25,365 and total current liabilities of $99,048.

In the 6 months of operations ending June 30, 2011, we installed two additional sites and generated revenues of $3,809. Because of the nature of these expanded pilots, the Company incurred cost of goods sold of $4,477 leaving a gross loss of ($668). During this period the Company had Selling, General and Administrative costs totaling $225,080 leaving a loss of ($225,748).

Background and Reverse Merger

EOTG was incorporated under the laws of the state of Delaware on August 26, 2010.

On May 11, 2011, a wholly owned subsidiary of the Company was merged with and into EOTG pursuant to a Plan and Agreement of Merger by and among the Company, the subsidiary and EOTG. In connection with the Plan and Agreement of Merger, the Company issued 360,600,000 shares of Common Stock to the former stockholders of EOTG and the Company’s majority stockholder transferred 500,008,000 shares of the Common Stock to the former stockholders of EOTG. The Company was considered to be the accounting acquirer in the Merger, and the Merger was accounted for as a reverse merger, with the Company being the accounting survivor.

Effective the first quarter of 2011, the Company no longer met the criteria of a development stage entity.

In connection with the merger, the Company issued 55,000,000 shares of Common Stock to acquire all the rights to the name “Eyes on the Go,” a related website, domain and URL, and all assets represented in the pilot site. These shares were valued at $90,968, which is included in selling, general and administrative expenses, using the price per share issued in the private placement.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have included in the report on our financial statements included in this Prospectus a statement that raises substantial concern about our ability to continue as a going concern. The following discussion does not include comparisons with prior periods because the Company was formed on August 26, 2010, and therefore, there are no prior periods with which comparisons may be made.

Results of Operations

The following tables summarize the operating results of the Company for the fiscal year beginning with inception August 26, 2010 and ending December 31, 2010, and the results for the interim six months ending June 30, 2011:

Fiscal Year 2010

Net Sales
Operating expenses:	$ 0
General and administrative	$104,183
TOTAL COSTS AND EXPENSES	$104,183

NET LOSS	$(104,183)

Six Months Ending June 30, 2011

Net Sales	$3,809
COST OF REVENUE	$4,477

GROSS PROFIT (LOSS)	$(668)
SELLING, GENERAL & ADMINSTRATIVE EXPENSES	$225,080

NET LOSS	$(225,748)

Discussion of Significant Components

Year Ended December 31, 2010

Sales: We did not generate any revenue. During this period, we developed our systems and installed a pilot site. We do not generate revenues from the pilot location because we have entered into an agreement with its owner to use it as a test and customer-demonstration facility in exchange for our monitoring services.

Cost of Sales: There were no costs of goods sold reported for the period because all costs of systems installed at the pilot site were expensed as product development costs.

General and Administrative Expenses: General and administrative expenses incurred during this period were $104,183 and were predominantly attributable to personnel costs and to the development of the services that we offer and the equipment used in providing them.

Loss from Operations and Net Loss: During this period, our loss from operations and our net loss was $(104,183).

Six Months Ended June 30, 2011

Sales: The Company installed two additional sites during this period and generated revenue of $3,809. This included revenue for installation of hardware and software and the initiation of web based reporting, and the first few months of monthly monitoring and maintenance fees. As long as these sites are subscribers to our service, we expect that the monthly fees will continue.

Cost of Sales and Gross Profit: Costs of sales for the period were $4,477, representing costs to install the two sites plus additional maintenance and replacement parts for the upgrade of the Company’s initial pilot installed in 2010. This led to a gross loss of $668.

Selling, General and Administrative Expenses: Selling, General and administrative expenses incurred during this period were $225,080 and were predominantly attributable to personnel costs, the initiation of selling costs and to the continued development of the services that we offer and the equipment used in providing them.

Loss from Operations and Net Loss: During this period, our loss from operations and our net loss was $225,748.

Liquidity and Capital Resources

As of December 31, 2010, and June 30, 2011, we had cash and cash equivalents of $365 and $10,589, respectively. We financed our operations from August 26, 2010 and through December 31, 2010, primarily through equity contributions of $30,500 by Christopher Carey and from January 1, 2011 through June 30, 2011, from stock sales totaling $152,991. During this same period, there was a repayment of a loan to a related party of the Company totaling $97,943.

The following table provides a summary of our balance sheet and net cash flows from operating, investing, and financing activities for the year ending December 31, 2010 and the six months ending June 30, 2011.

Statement of Cash Flows
	June 30, 2011	December 31, 2010

OPERATING ACTIVITIES:

Net Loss	$(254,498)	$(104,183)
Adjustments to reconcile net loss to net cash
Used in operating activities:
Accrued expenses to related party	$108,000
Stock based payment	$90,968
Changes in operating assets and liabilities:
Deferred merger costs		$(25,000)
Inventories	$(1,613)
Accounts payable	$12,319	$1,514
NET CASH USED IN OPERATING ACTIVITIES	$(44,824)	$(127,669)

FINANCING ACTIVITIES:
Capital contributions		$30,500
Proceeds from issuance of common stock	$152,991
Loan from related party		$97,534
Repayment of loan to related party	$(97,943)

NET CASH PROVIDED BY FINANCING ACTIVITIES	$55,048	$128,034

INCREASE IN CASH	$10,224	$365
CASH – BEGINNING OF PERIOD	$365
CASH – END OF PERIOD	$10,589	$365

From its inception (August 26, 2010) to the date hereof, the Company has obtained funding through advances from related parties and a private placement. The Company plans to fund its activities during the balance of 2011 and beyond from cash on hand and through the sale of debt or equity securities and/or bank financing. We can give no assurance that sufficient funding will be available on acceptable terms, or at all, and, if it is not, we may have to significantly reduce, or discontinue, our operations. To the extent that we raise additional funds by issuing equity securities or securities that are convertible into our debt securities, our stockholders may experience significant dilution.

The Company believes that it will require capital in the form of equity or borrowed money of approximately $835,000 during the next 12 months. The Company’s current liquidity presents a material risk to investors because the Company does not currently have sufficient funds to pay its outstanding obligations of $65,000 to iCare or of $185,227 to Mark Astrom or to expand its business as planned. Further, although the Company is seeking additional capital, it has received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

Contractual Obligations

The following table sets forth information with respect to our known contractual obligations as of the December 31, 2010, aggregated by type of contractual obligation.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	0	0	0	0	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	0	0	0	0	0
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on Our Balance Sheet under GAAP	0	0	0	0	0
Total	0	0	0	0	0

Off-Balance Sheet Arrangements

None.

Controls and Procedures

Following the effectiveness of the registration statement of which this Prospectus forms a part, pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report on the effectiveness of our internal control over financial reporting in each of our annual reports, commencing with our first annual report after we have been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which we anticipate will be our annual report for the year ended December 31, 2012. While we plan to implement controls and procedures, we have not yet done so. If we fail to do so, we may not be able favorably to assess the effectiveness of our internal controls over financial reporting as of December 31, 2012 or beyond. If this occurs, investor confidence and our stock price could be adversely affected.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid and sometimes unpredictable change and the Company’s technology could become obsolete within a short period. The Company’s operations will be subject to significant risk and uncertainties, including financial, operational, technological and other risks, including the risk of business failure. Further, as noted in this Prospectus, in order to develop its business, the Company will require substantial capital resources. See for a full statement of the risks and uncertainties to which the Company is subject, see “Risk Factors” on page 7.

Critical Accounting Policies and Estimates

Use of Estimates.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Revenue Recognition.

The Company will follow the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

The Company will enter into service agreements with its customers, which will provide for multiple deliverables. The Company will accounts for the revenue associated with the multiple deliverables in accordance with ASC 605-25, whereby revenue will be allocated to the various elements based on evidence of fair value. When evidence of fair value for-yet-undelivered elements is present but no evidence is available for elements that have been delivered, the aggregate fair value of undelivered elements will be deferred and the difference between the total agreement and the amount deferred will be recognized as revenue attributable to the delivered components. When a multiple-element arrangement includes rights to post-contract customer support, the portion of the revenue allocated to such support will be recognized ratably over the term of the service agreement.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update became effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which became effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company’s financial statements.

Market Price, Dividends and Related Stockholder Matters

Our Common Stock is quoted on Pink Sheets under the symbol “AXCG.PK.” The following table sets forth the quarterly high and low sale closing bids for our Common Stock quoted on Pink Sheets for the fiscal year ended December 31, 2010, and the subsequent interim periods, as reported by OTC Markets, Group, Inc. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Our Common Stock is very thinly traded and has been extremely limited, sporadic and highly volatile; thus, pricing of our Common Stock on Pink Sheets does not necessarily represent its fair market value and the fact that there has been sporadic trading in our Common Stock does not necessarily indicate the establishment of a public market for our Common Stock. We do not believe that such information is a good indicator of the prices at which our Common Stock may trade in the future.

Quarter Ended	Bid High	Bid Low

Fiscal Year 2011
March 31	$.0105	$.01
June 30	$.0112	$.0105
September 30 (as of September 7)	$.0112	$.0011

Fiscal Year 2010
March 31*	$.20	$.008
June 30	$.0801	$.01
September	$.01	$.01
December 31	$.01	$.01

Fiscal Year 2009
March 31	$.03	$.02
June 30	$.02	$.02
September 30	$.02	$.02
December 31*	$.02	$.004

  * The high and low prices of the Common Stock were not adjusted to reflect the reverse split of 1-for-20 that occurred during the quarter ended December 31, 2009, or the reverse split of 1-for-500 that occurred during the quarter ended March 31, 2010.

As of September 30, 2011, there were 1,009,060,210 shares of Common Stock issued and outstanding and there were approximately 65 holders of record of our Common Stock. There is also an indeterminate number of stockholders holding stock in street name.

We have never declared or paid cash or other dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

There are (i) no shares of Common Stock that are subject to outstanding options or warrants to purchase, (ii) 303,849 shares of Series B Common Stock outstanding, which are convertible into a like number of shares of Common Stock, (iii) no shares of Common Stock that may be sold pursuant to Rule 144, (iv) except for the shares offered by this Prospectus, no shares of Common Stock that the Company has agreed to register under the Securities Act for sale by security holders and (v) no shares of Common Stock that are being or have been publicly proposed to be, publicly offered by the Company, the offering of which could have a material effect on the market price of the Common Stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth information about our directors and executive officers as of the date of this Prospectus:

Name	Age	Position

Christopher Carey	59	Director; President; Acting Chief Financial Officer
Mary Weaver Carey	59	Director; Vice President Operations; Secretary
Blazej Kesy	26	Director; Chief Technology Officer

The directors named above will serve until the next annual meeting of the Company’s stockholders or until their respective successors have been appointed and duly qualified. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. Under a provision of the Merger Agreement, Richard A. Astrom became a director of the Company immediately before, and Blazej Kesy became a director of the Company immediately after, the consummation of the Merger; Mr. Astrom resigned as an officer and director of the Company on August 29, 2011, and Mark E. Astrom resigned as a director on the same date. Pursuant to by-laws of the Company and the DGCL, Christopher Carey and Mary Weaver Carey were appointed directors to serve until the next annual meeting of stockholders and until their successors are elected. There is no present arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and, to our knowledge, there is no arrangement, agreement, plan or understanding (a) as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company’s board and or (b) between non-management stockholders and management under which non-management stockholders may directly or indirectly participate in or influence the management of the Company’s affairs.

Christopher Carey is the Founder of Enterprises; he also serves as its Chief Executive Officer and Chairman of its Board of Directors. On May 10, 2011, he was elected as our President and our Acting Chief Financial Officer and on August 30, 2011, he was elected as a director of the Company. He is President of Carey Advisors, a boutique management consulting company specializing in turning around distressed businesses by leveraging IT systems, implementing proprietary sales and marketing techniques, and improving productivity, which he formed in March 2009. In 1976, he founded and until 2000 served as president and director of Datatec Systems, Inc. (“Datatec”), which became North America’s largest deployment services company and which was listed on NASDAQ, and in 2002, he founded and until 2005 served as chief executive officer of Stronghold Technologies, Inc., which was also listed on NASDAQ. Since he left Datatec, in addition to founding Enterprises, he has provided turnaround and workout services to a number of private and family-owned businesses. Mr. Carey is a member of the World Presidents’ Organization, the Chief Executives Organization, and past chapter chairman of the Young Presidents’ Organization. He was named Entrepreneur of the Year by New Jersey magazine in 1998 and Small Business Philanthropist of the Year by the Community Foundation of New Jersey in 1996. Mr. Carey graduated from Princeton University in 1975. He serves as a director for GSM Systems, a New York based reseller and services provider for broadband equipment. He is an active speaker and contributing columnist for Forbes Magazine. He also served as a director of Magla International, Inc., a New Jersey based manufacturer of work and household gloves, the shares of which are quoted on the OTC Bulletin Board, from which position he resigned in June 2011.

Mr. Carey’s experience in launching and developing technology-based start-up companies, his experience as a chief executive officer and director of two public companies and contacts in the business community led to the conclusion that he should serve as a director of the Company.

Mary Weaver Carey was appointed Vice President Operations of Enterprises on August 26, 2010. On May 10, 2011, she was elected to be our Vice President – Operations and on August 30, 2011, she was elected as a director of the Company. Ms. Carey founded Datatec with her husband, Mr. Christopher Carey, in 1976 and served as its Vice President of Operations. After leaving that position in 2000, Ms. Carey worked as a consultant with various companies, helping them achieve profit and sales growth and joined Chris Carey Advisors in 2009, at which she continues to be employed. Ms. Carey graduated from Ramapo College in 1974.

Ms. Carey’s many years of experiences as a senior manager of operations for technology-based companies and her work in developing them led to the conclusion that she should serve as a director of the Company.

Blazej Kesy was elected as Chief Technology Officer of Enterprises on August 26, 2010, was elected as Chief Technology Officer of the Company office and as a director of the Company on May 10, 2011, and was elected as Chief Technology Officer of Enterprises in August 2010. From January 2010 until he joined Enterprises, he was a principal at Carey Advisors. Prior to that, from June 2006 to January 2010, he served as Senior Engineering Manager at Port Logistics Group, a nationwide third party logistics provider. Mr. Kesy graduated from Harvard University in 2003 with an A.B. in sociology (cum laude).

Mr. Kesy’s detailed knowledge of the technology that the Company will deploy, his understanding of matters relating to its implementation, maintenance and ongoing support and the belief that the Company should have technological expertise at the board level led to the conclusion that he should serve as a director of the Company.

Family Relationships

Christopher Carey and Mary Weaver Carey are married to one another. The Company has employed Amie Carey, Christopher Carey’s daughter, as a part-time commissioned sales person to represent the Company in New York City; such employment is at will. Her commissions were and will be the same as those payable to unrelated parties.

Related Party Transactions

The following describes transactions for the two fiscal years ended December 31, 2010, or any currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

Agreement with Carey Advisors

On August 26, 2010, Enterprises entered into an agreement with Carey Advisors under which Carey Advisors has provided and will continue to provide to Enterprises the services of (i) Christopher Carey as Enterprises’ Chief Executive Officer and Chairman, for which Enterprises agreed to pay $6,000 per month, (ii) Mary Weaver Carey as its Vice President – Operations, for it agreed to pay $6,000 per month, and (iii) Blazej Kesy as its Chief Technology Officer, for which it agreed to pay $6,000 per month. In addition, Enterprises has agreed to reimburse all business related expenses of these persons which are incurred in providing their services. The agreement may be terminated upon 30 days written notice. Mr. Carey is the sole member of Carey Advisers. As of the date hereof, none of Mr. Carey, Ms. Carey or Mr. Kesy are parties to any agreements with the Company. Mr. Carey, Ms. Carey and Mr. Kesy are being compensated through Carey Advisors because the Company is not in a position to compensate them directly. As the business is able to generate revenue, the Company intends to compensate these persons directly at competitive salaries and benefits. Mr. Carey, Ms. Carey and Mr. Kesy are currently devoting approximately, 30%, 40% and 80% of their worktime to the Company’s business. Messrs. Carey and Kesy and Ms. Carey have advised the Company that they intend to devote such time as may be required to the development of the Company and its business. Carey Advisors does not have other clients that compete with the business conducted and to be conducted by the Company and has advised the Company that it does not intend to do business with such clients.

Employment Agreement

The Company and Mark E. Astrom, who served as president of the Company until May 10, 2011, and as a director of the Company until August 29, 2011, were parties to an Employment

Agreement, dated as of November 17, 2009, as amended on February 1, 2010, under which he agreed to serve as the Company’s chief executive officer and director for a period of one year at a salary of $100,000 per year, payable at his election in shares, as valued by the Board of Directors, or in cash. The agreement was to be renewed automatically for successive one-year terms unless a party gave notice of termination 120 days prior to the end of a term and was so renewed on November 17, 2010. On May 1, 2011, the agreement was terminated as of November 30, 2010. On November 24, 2009, 2010, an entity of which Mr. Astrom was the sole stockholder received 500,000,000 shares of Common Stock at his direction in lieu of $5,000 of salary. These shares were reduced to 1,000,000 shares as a result of the Reverse Merger. On July 26, 2010, pursuant to provisions contained in the Employment Agreement which required the Company to protect Mr. Astrom against the effects of the Reverse Split, the Company issued 499,000,000 shares of Common Stock to this entity, such that, upon such issuance, its holdings of Common Stock received under the employment agreement were increased to 500,000,000. These shares were transferred to the holders of shares in EOTG as of the date immediately prior to the Merger ratably in accordance with their holdings of shares in EOTG. Over the term of the employment agreement, $100,125 of unpaid salary and $85,182 of unreimbursed expenses was accrued on the books of the Company and represents a like amount of the principal of the promissory note received by Mr. Astrom in his exchange of certain book entry indebtedness of the Company to him and one share of the Company’s Series A Preferred Stock for a promissory note of the Company. See “Exchange Transaction” on page 38.

Spaceport Transaction

On November 30, 2009, the Company accepted the proposal of Spaceport, a California business trust, to sell 1,200,000 shares of beneficial interest therein to the Company in exchange for 480,000,000 shares of Common Stock, of which Mark E. Astrom owned 1,000,000. Accordingly, 400,000,000 shares of Common Stock were distributed to Mr. Astrom. The holders of the other 200,000 shares of beneficial interest in Spaceport, to whom 80,000,000 shares of Common Stock were distributed, were not related parties.

As a result of the Reverse Merger, these 400,000,000 shares of Common Stock were reduced to 800,000 shares. On July 26, 2010, in the belief that the provisions contained in the Employment Agreement which required the Company to protect Mr. Astrom against the effects of the Reverse Split was applicable to these 400,000,000 shares, the Company issued 399,200,000 shares of Common Stock to Mr. Astrom, such that, upon such issuance, his holdings were restored to 400,000,000 shares of Common Stock. The Company and Mr. Astrom later determined that these provisions were not applicable to these 400,000,000 shares and accordingly, Mr. Astrom surrendered 399,200,000 shares to the Company for cancellation.

Exchange Transaction

Prior to the Merger, Mark E. Astrom owned 1 share of the Series A Preferred Stock of the Company and was owed $100,125 for accrued and unpaid salary and $85,182 for unreimbursed expenses, which indebtedness was carried as related party debt on the books of the Company. In satisfaction of a condition precedent to the Merger, Mr. Astrom and the Company entered into an Exchange Agreement, dated as of May 1, 2011, pursuant to which one share of Series A Preferred Stock and all of this indebtedness were exchanged for a promissory note of the Company payable to him in the principal amount of $473,933.65. The promissory note is due on May 1, 2012 and bears interest at the rate of 0.55% per annum. On May 6, 2011, the Company repaid $97,943 of the principal amount of this promissory note to Mr. Astrom. After such repayment, the promissory note was voluntarily amended on August 15, 2011, to reduce the principal amount due thereunder to $185,227, because the parties concluded, among other things, that the aforesaid share of Series A Preferred Stock had been overvalued and that certain covenants of the Company in the promissory note impaired the ability of the Company to raise capital. This promissory note is secured by the pledge of all of the outstanding shares of Enterprises and contains a covenant under which we are required to prevent Enterprises from granting liens upon its property, except for purchase money security interests, pursuant to a Pledge Agreement, dated as of May 1, 2011, between the Company and Mr. Astrom. The Company is uncertain as to whether it will be able to repay the note on a timely basis.

Exchange of Preferred Stock

On November 25, 2009, 5 million shares of Series C Preferred Stock held by an entity of which Mark E. Astrom was the sole stockholder were exchanged for 1 share of our Series A Preferred Stock.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters, if any, that were dismissed without sanction or settlement.

Director Compensation

Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including cash compensation and the issuance of Common Stock and stock options.

Director Independence

Currently, we do not have any directors who are independent. We have used the definition of “independent director” set forth in NASDAQ Stock Market Listing Rule 5605(a)(2) to make this determination. This rule provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. This rule further provides that a director cannot be considered independent if:

•	he is, or at any time during the past three years was, an employee of the company;

•

he or his family member accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions);

•	his family member is, or at any time during the past three years was, an executive officer of the company;

•

he or his family member is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

he or his family member is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

he or his family member is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Committees

To date, we have not established any committees of our Board of Directors, including a compensation committee, nominating committee or an audit committee, although we are permitted to do so under the General Corporation Law of the State of Delaware (the “DGCL”) and our by-laws. The Company believes that, until it begins to develop a compensation plan for its officers and directors, a compensation committee is not necessary.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of a registered class of equity securities registered under section 12 of the Exchange Act, to file reports of ownership and changes in ownership of equity securities of the Registrant with the SEC. Officers, directors and greater-than 10% stockholders are required by the SEC regulations to furnish the corporations which they serve or in which they hold equity securities with copies of all Section 16(a) forms that they file. Since no class of our equity securities is registered under Section 12, none of these persons is required to comply with Section 12 with respect to the Company.

Executive Compensation

The following table provides certain information for the fiscal years ended December 31, 2010 and 2009 concerning compensation earned for services rendered in all capacities by our named executive officers.

SUMMARY COMPENSATION TABLE
Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Christopher Carey President[1], 2	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0
Mary W. Carey Vice President -- Operations[1]	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0
Blazej Kesy Chief Technology Officer – Enterprises [1]	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0
Mark E. Astrom[3]	2010	0	0	0	0	0	0	0	0
	2009	$5,000[4]	0	0	0	0	0	0	$5,000

1 Although Mr. Carey, Ms. Carey and Mr. Kesy received no direct compensation from the Company, Carey Advisors received consideration for services that Mr. Carey, Ms. Carey and Mr. Kesy rendered to Enterprises in 2010 in the following amounts: Christopher Carey, $30,000; Mary W. Carey, $30,000; and Blazej Kesy, $30,000. In addition, Mr. Carey, Ms. Carey and Mr. Kesy were reimbursed for business expenses that they incurred in 2010 in the following amounts: Christopher Carey, $1,892; Mary W. Carey, $245; and Blazej Kesy, $542.

2 President since May 10, 2011.

3 President until May 10, 2011; director until August 29, 2011.

4 Compensation was paid in the form of 500,000,000 shares of Common Stock, priced at par value on November 24, 2009, under the provisions of an Employment Agreement, dated as of November 17, 2009, as amended on February 1, 2010. These shares were reduced to 1,000,000 shares in the Reverse Merger. On July 26, 2010, pursuant to provisions contained in the Employment Agreement which required the Company to protect Mr. Astrom against the effects of the Reverse Split, the Company issued 499,000,000 shares of Common Stock to Mr. Astrom, such that, upon such issuance, his holdings of Common Stock received under the Employment Agreement was increased to 500,000,000.

Employment Agreements

From November 17, 2009, through November 30, 2010, we were party to an employment agreement between ourselves and our director and former president. For information respecting this employment agreement, see “Directors, Executive Officers and Control Persons – Related Parties – Employment Agreement with Mark E. Astrom” on page 37. We do not have an employment agreement with any executive officer.

Equity Awards, Grant Based Awards, Stock Options, Pension Benefits and Deferred Compensation

We have granted no equity or grant based awards, stock options or pension benefits since our inception and have not entered into any deferred compensation plan or arrangement.

Compensation Analysis

We are presently paying no compensation to our officers and directors; however, we are paying Carey Advisers $18,000 per month to provide the services of the persons comprising Enterprises’ management. See “Directors, Executive Officers and Control Persons – Related Parties – Agreement with Carey Advisers” on page 37. We believe that the compensation that these persons are receiving indirectly through Carey Advisers is inadequate in light of the compensation that each of them might be able to obtain from other employers. We recognize that we need to develop compensation programs that will provide adequate cash and short- and long-term incentive compensation in order to attract and retain qualified officers and key employees, but we have not yet determined what the compensation program is designed to reward; the various elements of compensation; why we choose to pay each element; how we will determine the amount to be paid for each element (or the formula for such payment); and how our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2011, with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of the Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. This information is as of the above date, except as otherwise indicated. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares. The address of each of the persons set forth below is in care of the Company, 60 Broadway, PH 12, Brooklyn, NY 11211.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership of Common Stock	Percentage of Ownership[1]

Mark E. Astrom[2]	5,000	0%
Christopher Carey	143,327,787	14.21%
Christopher Carey, Jr.	160,527,121[3]	15.63%
Mary Weaver Carey	315,321,131[4]	31.27%
Blazej Kesy	143,327,787	14.21%
All directors and executive officers as a group (3 persons)	601,981,705	59.64%

1 Based on 1,009,364,059 shares of Common Stock, comprising 1,009,060,210 shares of Common Stock outstanding as of September 30, 2011, plus 303,849 shares of Common Stock issuable upon conversion of the Company’s Series B Preferred Stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. None of the persons named in this table owns any shares of Class B Preferred Stock.

2 Prior to the Merger, Mark E. Astrom, who served as president of the Company until May 1, 2011, and as a director of the Company until August 29, 2011, owned 1 share of Series A Preferred Stock, which had 75% of the voting power of the Company and 500,085,000 shares of Common Stock. In connection with the Merger, Mr. Astrom transferred 500,080,000 shares of Common Stock to the holders of the Common Stock of EOTG immediately prior to the Merger pro rata in accordance with the number of share of the Common Stock of EOTG owned by them. (See “Prospectus Summary – The Merger” on page 5) In addition, Mr. Astrom exchanged the share of Series A preferred stock indirectly held by him and $473,933.65 of indebtedness of the Company to him that was carried on our books for a secured promissory note in the amount of $. For further information about this promissory note and its amendment to reduce its principal amount to $183,229, see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 38.)

3 Mr. Carey owns 17,199,334 shares of Common Stock in his own name and 143,327,787 shares of Common Stock through Tall Oaks Ct., LLC, a limited liability company of which he is the sole member.

4 Owned through Off the Charts, LLC, a limited liability company of which Ms. Carey is the sole member.

CERTAIN PROVISIONS OF LAW AND OUR ORGANIZATIONAL INSTRUMENTS

Elimination of Certain Liabilities of Directors

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors to it or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director. As a result, a director will be personally liable for monetary damages for any breach of his fiduciary duty as a director only for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which he derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their fiduciary duty, even though such an action, if successful, would have benefited us and our stockholders.

Indemnification

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and By-laws

Provisions of the DGCL and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of 3 years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. The term “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and the term “interested stockholder” refers to a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. This provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Section 203 permits a corporation to elect in its original certificate of incorporation to elect not to be governed by Section 203, but we made no such election. We are also not presently governed by Section 203 because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (in either case, “Section 203 Stock”). Unless our certificate of incorporation or by-laws are amended by action of our stockholders expressly electing not to be governed by Section 203, we will become subject to Section 203 at the time that we have Section 203 Stock, except that the provisions of Section 203 would not apply to a business combination with an interested stockholder who became an interested stockholder before such time. Such an amendment would be immediately effective if we have never had Section 203 Stock (as is presently the case) and have not elected by a provision in an amendment to our original certificate of incorporation to be governed by Section 203; otherwise it would become effective 12 months after its adoption.

Preferred Stock. Provisions in our certificate of incorporation relating to the issuance of preferred stock may make a change in control of the Company more difficult, even if the change in control would be beneficial to our stockholders. In particular, our board of directors has power to issue up to 50,000,001 shares of preferred stock in series and to determine, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of our Common Stock, without the consent of the holders of our Common Stock. For example, our board of directors might authorize the issuance of one or more series of preferred stock that could outvote all of the shares of Common Stock on any matter, as would be the case if it authorized the issuance of any shares of our Series A or Series C Preferred Stock or established and approved the issuance of a new series with like voting powers. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Other Material Provisions of Our Certificate of Incorporation and By-laws.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote separately as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our by-laws provide that any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each of such directors shall hold office until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

Special Meetings of Stockholders. Under our by-laws, special meetings of stockholders may be called at any time by the chairman of the board of directors or by a majority of the members of the board of directors. Our by-laws further provide that the board of directors shall call a special meeting upon the written request of the record holders of at least 25% of the shares of the Company outstanding and entitled to vote. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Barry J. Miller, Esq., of Farmington Hills, Michigan.

EXPERTS

The financial statements appearing in this Prospectus and registration statement on Form S-1 have been audited by Paritz & Company P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries, except that Fidelis Deposit Corporation owns 10,000,000 shares of our Common Stock, which it received at the direction of Barry J. Miller, all of which are included in this Prospectus.

TRANSFER AGENT

Our transfer agent is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT  84117, an SEC registered transfer agent.

FINANCIAL STATEMENTS

Financial Statements as at June 30, 2011

EYES ON THE GO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$10,589	$365
Inventories	1,613	-
Prepaid expenses	28,750
Deferred merger costs	-	25,000

TOTAL CURRENT ASSETS	40,952	25,365

TOTAL ASSETS	$40,952	$25,365

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES:
Accrued expenses	$13,833	$1,514
Due to related parties	390,761	97,534
TOTAL CURRENT LIABILITIES	404,594	99,048

STOCKHOLDERS’ DEFICIENCY:
Series A Preferred stock, $0.000001 par value,
5,000,000 shares authorized, 0 shares issued and outstanding
at June 30, 2011 and December 31, 2010	-	-
Series B Preferred stock, $0.000001 par value,
5,000,000 shares authorized, 303,849 shares issued and outstanding
at June 30, 2011 and December 31, 2010	-	-
Series C Preferred stock, $0.000001 par value,
5,000,000 shares authorized, 0 shares issued and outstanding
at June 30, 2011 and December 31, 2010	-	-
Common stock, $0.000001 par value,
2,000,000,000 shares authorized, 1,009,060,210 shares issued and outstanding at June 30, 2011
$0.01 par value, 1,000 shares authorized, 360,000,000 shares issued and
outstanding at December 31, 2010	1,009	360
Additional paid-in capital	243,811	30,140
Accumulated deficit	(608,462)	(104,183)
TOTAL STOCKHOLDERS’ DEFICIENCY	(363,642)	(73,683)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$40,952	$25,365

See notes to financial statements

EYES ON THE GO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months	Three Months
	Ended	Ended
	June 30, 2011	June 30, 2011

REVENUES	$3,809	$920

COST OF REVENUE	4,477	704

GROSS PROFIT (LOSS)	(668)	216

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	225,080	194,079

NET LOSS	(225,748)	(193,863)

Loss per common share	(0.001)	(0.0002)

Weighted average common shares outstanding	528,540,497	695,228,900

See notes to financial statements

EYES ON THE GO, INC.

STATEMENT OF STOCKHOLDERS' DEFICIENCY

SIX MONTHS ENDED JUNE 30, 2011
(Unaudited)

				Deficit
				Accumulated
			Additional	During
	COMMON STOCK		Paid-In	Development
	Shares	Amount	Capital	Stage	Total

BALANCE – December 31, 2010	360,000,000	$360	$30,140	$(104,183)	$(73,683)

Effect of Reverse Merger	501,559,570	501	(30,140)	(278,531)	(308,170)

Issuance of Common Stock	92,500,000	55	90,913		90,968

Stock based compensation	55,000,000	93	152,898		152,991

Net loss				(225,748)	(225,748)

BALANCE – June 30, 2011	1,009,059,570	$1,009	$243,811	$(608,462)	$(363,642)

See notes to financial statements

EYES ON THE GO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2011
(Unaudited)

OPERATING ACTIVITIES:
Net loss	$(225,748)
Adjustments to reconcile net loss to net cash
used in operating activities:
Accrued expenses to related parties	108,000
Stock based payment	90,968
Changes in operating assets and liabilities:
Inventories	(1,613)
Prepaid expenses	(28,750)
Accounts payable	12,319
NET CASH USED IN OPERATING ACTIVITIES	(44,824)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	152,991
Repayment of loan to related party	(97,943)
NET CASH PROVIDED BY FINANCING ACTIVITIES	55,048

INCREASE IN CASH	10,224

CASH – BEGINNING OF PERIOD	365

CASH – END OF PERIOD	$10,589

See notes to financial statements

EYES ON THE GO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011
(Unaudited)

1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations.  The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes hereto as of December 31, 2010.  Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Description of Business

Eyes on the Go, Inc. (the “Company”) was incorporated under the laws of the state of Delaware on August 26, 2010. The Company designs, implements, and provides services relating to the remote monitoring of businesses and other facilities. Effective the first quarter of 2011 the Company no longer meets the criteria of a development stage entity as described in Codification 915, Development Stage Entities.

On May 11, 2011 the Company completed a Plan and Agreement of Merger with Mutual Exchange Corp. (“Mutual”), whereby Mutual issued 360,600,000 shares of its common stock to the Company and Mutual’s majority shareholder transferred 500,008,000 shares to the shareholders of the Company. The Company was considered to be the accounting acquirer, and the merger was accounted for as a reverse merger, whereby the Company being the accounting survivor. Accordingly, the historical financial statements presented herein are those of Eyes on the Go, Inc. and do not include the historical financial results of Mutual. The stockholders’ equity section of Mutual has been retroactively restated for all periods presented to reflect the accounting effect of the reverse merger transaction.

In connection with the merger the Company issued 55,000,000 shares of Common Stock to acquire all the rights to the name “Eyes on the Go”, a related website, domain and URL, and all assets represented in the pilot site. The shares were valued at $90,968, which is included in selling, general and administrative expenses in the accompanying statement of operations, using the price per share issued in the private placement referred to in Note 4.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include share based payment arrangements, determining the fair value of the Company’s common stock, the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of the Company’s estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Revenue Recognition

The company enters into service agreements with its customers, which provide for multiple deliverables. The Company accounts for the revenue associated with the multiple deliverables in accordance with ASC 605-25, whereby the revenue is allocated to the various elements based on evidence of fair value. When such evidence of fair value for yet undelivered elements is present but no evidence is available for elements that have been delivered, the aggregate fair value of undelivered elements is deferred and the difference between the total agreement and the amount deferred is recognized as revenue attributable to the delivered components. When a multiple element arrangement includes rights to a post-contract customer support, the portion of the revenue allocated to such support is recognized ratably over the term of the arrangement.

Prepaid Expenses

Prepaid expenses represents the integration fee made in connection with the iCare agreement referred to in Note 6. The fee is being amortized over the four year life of the agreement

Income Taxes

The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate differed income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost bases, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

2      GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities since inception and has a stockholder’s deficiency of $363,642 as of June 30, 2011 and $73,683 as of December 31, 2010. The Company has relied upon the cash from its Chief Executive Officer and outside investors to fund its ongoing operations to date as it has yet to generate sufficient cash from its operating activities. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern until it completes its financing activities. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3      RELATED PARTY TRANSACTIONS

Amounts due to related parties consist of:

	June 30, 2011	December 31, 2010

Promissory note to stockholder bearing interest at .55% per annum and due May 1, 2012	$185,227	$-

Due to stockholders, non-interest bearing and due on demand.	205,534	97,534
	$390,761	$97,534

Of the indebtedness shown above, $199,534 is owed to Christopher Carey, an officer and director of the Company and the balance to a minority stockholder.

During the six and three months ended June 30, 2011 the Company incurred consulting expenses totaling $108,000 and $54,000, respectively, for the services of three members of executive management provided by an entity owned by the CEO. That amount is included in due to related parties on the balance sheet.

4      STOCKHOLDERS’ DEFICIENCY

In a private placement, the Company issued 92,500,000 shares of common stock to four investors for proceeds of $152,991.

5     INCOME TAXES

Deferred tax asset

Net operating loss	$66,000
Valuation allowance	(66,000)
$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, the Company has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

The NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

6     ICARE AGREEMENT

On April 1, 2011, the Company entered into an agreement with iCare Marketing, Inc (“iCare”), a wholly owned subsidiary of Sysco Corporation (“Sysco”), whereby iCare will promote the company's product to Sysco’s customers. Under the agreement the Company is committed to pay; 5% of the gross revenues received from any Sysco customer, an integration fee of $100,000, of which $35,000 has been paid, with the balance due November 15, 2011, $250 per trade show event attended by the Company, and an amount to be determined for additional promotions and marketing programs. The integration fee is to be recorded as a prepaid expense and amortized of the 4 year life of the agreement. $6,250 has been recorded as an expense for the three and six months ended June 30, 2011, which is classified as selling, general, and administrative expense in the accompany statement of operation. We have recorded the $35,000 payment as a prepaid expense in the accompanying financial statements, and will record the additional $65,000 upon payment of the commitment as an additional prepaid expense. The amortization recorded is based upon the entire $100,000 total commitment over the four year life of the agreement.

Financial Statements as at December 31, 2010

Paritz & Company P.A.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Eyes on the Go, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Eyes on the Go, Inc. (A Development Stage Company) as of December 31, 2010 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from inception (August 26, 2010) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses and negative cash flows from operating activities for the period August 26, 2010 (inception) to December 31, 2010, and has a stockholders’ deficiency of $73,683 as of December 31, 2010. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has relied upon cash from its Chief Executive Officer to fund its ongoing operations to date and it has yet to generate cash from its operating activities. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eyes on the Go, Inc. (A Development Stage Company) as of December 31, 2010 and the results of its operations and its cash flows for the period from inception (August 26, 2010) to December 31, 2010 in conformity with accounting principles generally accepted in the United States.

/s/ Paritz & Company P.A.
Paritz & Company P.A.

Hackensack, New Jersey
August 11, 2011

EYES ON THE GO, INC.
(A Development Stage Company)

BALANCE SHEET

DECEMBER 31, 2010

ASSETS

CURRENT ASSETS:
Cash	$365
Deferred merger costs	25,000

TOTAL CURRENT ASSETS AND TOTAL ASSETS	$25,365

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Due to related parties	$97,534
Accrued expenses	1,514
TOTAL CURRENT LIABILITIES	99,048

STOCKHOLDERS’ DEFICIENCY:
Common stock, $0.0001 par value
2,000,000,000 shares authorized
360,000,000 shares issued and outstanding	360
Additional paid-in capital	30,140
Deficit accumulated during development stage	(104,183)
TOTAL STOCKHOLDERS’ DEFICIENCY	(73,683)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$25,365

See notes to financial statements

EYES ON THE GO, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS

FROM INCEPTION (AUGUST 26, 2010) TO DECEMBER 31, 2010

REVENUES	$-

COSTS AND EXPENSES:
General and administrative expenses	104,183
TOTAL COSTS AND EXPENSES	104,183

NET LOSS	($104,183)

Basic and diluted loss per common share	--

Weighted average number of shares outstanding – basic and diluted	360,000,000

See notes to financial statements

EYES ON THE GO, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FROM INCEPTION (AUGUST 26, 2010) TO DECEMBER 31, 2010

				Deficit
				Accumulated
			Additional	During
	COMMON STOCK		Paid-In	Development
	Shares	Amount	Capital	Stage	Total

BALANCE – AUGUST 26, 2010 (Inception)	-	$-	$-	$-	$-

Common stock issued to founders	360,000,000	360	(360)	-	-

Capital contributions	-	-	30,500	-	30,500

Net loss	-	-	-	(104,183)	(104,183)

BALANCE – DECEMBER 31, 2010	360,000,000	$360	$30,140	($104,183)	($73,683)

See notes to financial statements

EYES ON THE GO, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS

FROM INCEPTION (AUGUST 26, 2010) TO DECEMBER 31, 2010

OPERATING ACTIVITIES:
Net loss	($104,183)
Changes in operating assets and liabilities:
Deferred merger costs	(25,000)
Accounts payable and accrued expenses	1,514
NET CASH USED IN OPERATING ACTIVITIES	(127,669)

FINANCING ACTIVITIES:
Capital contributions	30,500
Loan from related party	97,534
NET CASH PROVIDED BY FINANCING ACTIVITIES	128,034

INCREASE IN CASH AND CASH – END OF PERIOD	$365

See notes to financial statements

EYES ON THE GO, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010

1      SIGNIFICANT ACCOUNTING POLICIES

Eyes on the Go, Inc. (the “Company”) was incorporated under the laws of the state of Delaware on August 26, 2010. The Company is a development stage enterprise organized to design, implement, and provides services relating to the remote monitoring of businesses and other facilities. The Company is currently in the development stage as defined in the Accounting Standards Codification 915, Development Stage Entities. All activities of the Company to date relate to its organization, initial funding and share issuances.

The Company’s business model anticipates that it will design, implement and provide services for the remote real-time monitoring and the control of equipment and devices located at businesses and other facilities via computers, wireless handheld devices and television equipment using the internet or internal communications.

Uses of estimates in the preparation of financial statements

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include share based payment arrangements, determining the fair value of the Company’s common stock, the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of the Company’s estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Deferred merger costs

Costs incurred in connection with the proposed merger (see note 6) will be charged to additional paid-in capital upon completion of the merger.

Income taxes

The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, “Income Taxes”, which requires an asset and liability approach to calculate deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities based upon enacted tax rates. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash, due to related parties, and expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

2     GOING CONCERN

As shown on the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the period August 26, 2010 (inception) to December 31, 2010, and has a stockholders’ deficiency of $73,683 as of December 31, 2010. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has relied upon cash from its Chief Executive Officer to fund its ongoing operations to date and it has yet to generate cash from its operating activities. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3     RELATED PARTY TRANSACTIONS

During the period from inception (August 26, 2010) through December 31, 2010, the Company incurred consulting expenses totaling $91,534 for the services of three members of executive management provided by an entity owned by the CEO. That amount is included in due to related parties on the balance sheet.

During the period from inception (August 26, 2010) through December 31, 2010, the Company received legal services from a shareholder in the amount of $6,000 which is included in due to related parties.

Amounts due to related parties are unsecured and non-interest bearing with no set terms of repayment.

4     INCOME TAXES

The Company has a net operating loss carryforward (“NOL”) of approximately $70,000 which expires in 2030.

A reconciliation of the expected Federal income tax credit to the Company’s effective tax credit is as follows:

Computed expected income tax credit	$(36,500)
Tax surcharge benefit	22,800
Valuation allowance relating to NOL	13,700
Effective income tax credit	$0

The components of the credit for income taxes are as follows:

Federal	$(13,700)
Valuation allowance	13,700
Net credit for income taxes	$0

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, the Company has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

5     STOCKHOLDERS’ DEFICIENCY

In conjunction with its inception, the Company issued 360,000,000 (adjusted for the reverse merger described in Note 6) founders shares for no consideration. In addition, the Company received $30,500 of capital contributions from its CEO.

6     SUBSEQUENT EVENTS

In May 2011 pursuant to a Plan and Agreement of Merger, the Company was merged into a subsidiary of Avenue Exchange Corp. (“AXCG”). The shareholders of the Company received 360,000,000 shares of AXCG from AXCG and 500,008,000 shares from an existing shareholder of AXCG in exchange for their shares in the Company. The merger will be accounted for as a reverse acquisition in accordance with current accounting guidance and, accordingly, the Company will be the accounting survivor and AXCG will be the legal survivor.

On April 1, 2011, the Company entered into an agreement with iCare Marketing, Inc. (“iCare), a wholly owned subsidiary of Sysco Corporation (“Sysco”), whereby iCare will promote the company’s product to Sysco’s customers. Under the agreement the Company is committed to pay; 5% of the gross revenues received from any Sysco customer, an integration fee of $100,000, of which $35,000 has been paid, with the balance due November 15, 2011, $250 per trade show event attended by the Company, and an amount to be determined for additional promotions and marketing programs. The integration fee is to be recorded as a prepaid expense and amortized of the 4 year life of the agreement. $6,250 has been recorded as an expense for the three and six months ended June 30, 2011, which is classified as selling, general, and administrative expense in the accompany statement of operation

The Company has evaluated events occurring after December 31, 2010 and no other material subsequent events requiring adjustment or disclosure have occurred.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to be Paid

SEC registration fee	$32
Legal fees and expenses	20,000
Accounting fees and expenses	7,200
Miscellaneous	5,000
Total	$32,232

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

On August 2, 2011, following the consummation of the Merger, we issued 360,000,000 shares of Common Stock to the former holders of the common stock of EOTG as merger consideration under the Merger Agreement. On May 1, 2011 we entered into Securities Purchase Agreements and Registration Rights Agreements with four investors in which we issued collectively 92,500,000 shares of our Common Stock for $0.00854 per share for an aggregate purchase price of $171,535, of which $152,991 was received in cash and the balance was payment for services rendered. On August 2, 2011, we issued 50,000,000 and 5,000,000 shares of Common Stock respectively to Fritz-MacDonald Capital, LLC and to its designee, Richard Dorfman, in compliance with our covenant set forth in the Merger Agreement.

The shares of Common Stock issued in the above transactions were exempt from registration under Section 4(2) of the Securities Act as sales by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. These shares of Common Stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates representing such shares contain a legend to that effect.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Certificate of Incorporation[1]
3.2	Certificate of Merger, dated March 13, 2008, of Mutual Exchange International with and into the Registrant[2]
3.3	Certificate of Amendment to Registrant’s Certificate of Incorporation, dated October 29, 2009[3]
3.4	Certificate of Designations, dated October 29, 2009, relating to the Series A Preferred Stock of Registrant[4]
3.5	Certificate of Designations, dated October 29, 2009, relating to the Series B Preferred Stock of Registrant[5]
3.6	Certificate of Amendment to Registrant’s Certificate of Incorporation, dated February 2, 2010[6]
3.7	Certificate of Merger, dated May 9, 2011, of Eyes on the Go, Inc., a Delaware corporation, with and into Eyes Enterprises, Inc., a Delaware corporation and the wholly owned subsidiary of Registrant[7]
3.8	Certificate of Amendment to Registrant’s Certificate of Incorporation, dated May 9, 2011[8]
3.9	By-laws of Registrant[9]
5.1	Opinion of Barry J. Miller, Esq.[10]
10.1	Agreement and Plan of Merger, dated as of May 1, 2011, by and among the Registrant, Eyes Enterprises, Inc. and Eyes on the Go, Inc.[11]
10.2	Form of Stock Purchase Agreement[12]
10.3	Form of Registration Rights Agreement[13]
10.4	Exchange Agreement, dated as of May 1, 2011, by and between Registrant and Mark E. Astrom[14]
10.5	Promissory Note, dated May 1, 2011, made by Registrant in favor of Mark E. Astrom[15]
10.6	Pledge Agreement, dated May 1, 2011, by and between Registrant and Mark E. Astrom[16]
10.7	Agreement, dated August 15, 2011, by and between Registrant and Mark E. Astrom[17]
10.8	Amended Promissory Note, dated August 15, 2011, made by Registrant in favor of Mark E. Astrom[18]
10.9	Agreement, dated August 26, 2010, by and between Chris Carey Advisers and Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.)[19]
10.10	Agreement, dated October 20, 2011, by and between Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.) and Xanboo, Inc.[20]
10.11	iCare Marketing Agreement, dated as of April 1, 2011, by and between Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.) and iCare Marketing, Inc.[21]
10.12	Letter, dated May 6, 2011, from iCare Marketing, Inc. to Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.)[22]
10.13	Letter, dated August 22, 2011, from Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.) to iCare Marketing, Inc.[23]
10.14	Asset Purchase and Sale Agreement, dated as of January 23, 2011, by and between Eyes on the Go, Inc. (renamed Eyes Enterprises, Inc.) and Fritz-McDonald Capital, LLC[24]

21	Subsidiaries of the Registrant[25]
23.1	Consent of Paritz & Co. P.A.[26]
23.2	Consent of Barry J. Miller, Esq. – included in Exhibit 5.1[27]

[1]	Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[2]	Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[3]	Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[4]	Incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[5]	Incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[6]	Incorporated by reference to Exhibit 3.6 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[7]	Incorporated by reference to Exhibit 3.7 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[8]	Incorporated by reference to Exhibit 3.8 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[9]	Incorporated by reference to Exhibit 3.9 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[10]	Incorporated by reference to Exhibit 5.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[11]	Incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[12]	Incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[13]	Incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[14]	Incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[15]	Incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[16]	Incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[17]	Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[18]	Incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[19]	Incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[20]	Incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[21]	Incorporated by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[22]	Incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[23]	Incorporated by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[24]	Incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[25]	Incorporated by reference to Exhibit 21 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[26]	Incorporated by reference to Exhibit 23.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.
[27]	Incorporated by reference to Exhibit 23.2 to the Registrant's Registration Statement on Form S-1, Registration No. 333-176820, filed on September 14, 2011.

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on October 25, 2011.

EYES ON THE GO, INC.

By: /s/ Christopher Carey
Name: Christopher Carey
Title: President (acting principal financial officer and principal accounting officer)

In accordance with the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher Carey	President, Acting principal financial officer and	October 25, 2011
Christopher Carey	acting principal accounting officer

/s/ Mary Weaver Carey	Director	October 25, 2011
Mary Weaver Carey

/s/ Blazej Kesy	Director	October 25, 2011
Blazej Kesy